Exhibit 10.5

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

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STOCK PURCHASE AGREEMENT

by and among

Blue Acquisition Corp. (“Buyer”),

SkyePharma Holding, Inc. (“Seller”),

and

SkyePharma, Inc. (the “Company”)

dated as of

January 8, 2007

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Exhibits

A	-	Form of Parent Guaranty
B	-	Form of Escrow Agreement
C	-	Form of Opinions of Counsel to Parent, Seller and the Company
D	-	Form of Opinion of Buyer’s Counsel
E	-	Paul Capital Term Sheet
F	-	Endo Termination Agreement
G	-	Forms of Assignments
H	-	Form of Transition Services Agreement
I	-	Form of License Agreement

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STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of January 8, 2007 by and among Blue Acquisition Corp., a Delaware corporation (“Buyer”), SkyePharma Holding, Inc. (“Seller”), a Delaware corporation and a wholly owned subsidiary of SkyePharma PLC, a company incorporated under the laws of England and Wales (“Parent”), and SkyePharma, Inc., a California corporation and wholly owned subsidiary of Seller (the “Company”).

Recitals

Seller is the direct owner of all issued and outstanding shares of capital stock of the Company (the “Shares”). Buyer desires to purchase, and Seller desires to sell, the Shares for the consideration set forth below, on the terms and subject to the conditions set forth in this Agreement.

In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, concurrently herewith, Parent has executed and delivered to Buyer a Parent Guaranty Agreement in the form attached hereto as Exhibit A (the “Parent Guaranty”).

In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, concurrently herewith, Buyer has delivered the Commitment Letters (defined below) naming Seller as a third party beneficiary thereto.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Buyer, Seller and the Company hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1. Purchase of the Shares from Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the Shares, free and clear of all Encumbrances. At the Closing, Seller shall deliver to Buyer certificates evidencing all of the Shares duly endorsed in blank or with stock powers duly executed by Seller. Buyer acknowledges and agrees that in acquiring the Shares, Buyer is not acquiring any rights, title or interest in, to and under (i) the names “SkyePharma USA, Inc.,” “SkyePharma, Inc.,” “SkyePharma,” “SkyePharma USA,” “Skye, Inc.” “Skye,” “Skye USA,” variations and derivatives thereof and any other logos or trademarks, trade names or service marks of the Company (collectively, the “Names”) and (ii) the Excluded Assets (as defined below) of the Company that, pursuant to Section 5.11, are to be transferred from the Company to Seller and/or Affiliates of Seller (other than the Company) prior to the Closing.

1.2. Further Assurances. At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller shall (and shall cause each of its Affiliates and each of its Affiliates’ respective directors, officers and employees to) promptly

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execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Buyer may reasonably request, to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Shares, to put Buyer (through the ownership of the Shares) in effective operating control of the assets, properties and business of the Company, to assist Buyer in exercising all rights with respect thereto, and otherwise to carry out the purpose and intent of this Agreement.

1.3. Purchase Price. The Base Purchase Price to be paid by Buyer to Seller shall be twenty million dollars ($20,000,000), subject to adjustment pursuant to Section 1.5. The Base Purchase Price shall be payable in the manner described in Section 1.4.

1.4. Payment of Base Purchase Price. At the Closing, Buyer shall (a) pay to Seller the Base Purchase Price, minus the Escrow Amount, in cash, by wire transfer of immediately available funds to an account designated by Seller, and (b) deliver to the Escrow Agent the Escrow Amount for deposit into the Escrow Fund, such amount and fund to be held in accordance with the provisions of Sections 1.5 and 5.15 and Article VIII of this Agreement and the Escrow Agreement.

1.5. Post-Closing Adjustments. The Base Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Set forth in Column X of the spreadsheet attached in Schedule 1.5(a)(i) is a statement compiling certain asset and liability accounts of the Company as of November 24, 2006 (the “Target Net Assets Statement”). The Target Net Assets Statement was prepared on the same basis as the Most Recent Net Assets Statement, with the eliminations and adjustments set forth in Schedule 6.12 and the further eliminations set forth in Schedule 1.5(a)(ii). The Target Net Assets Statement includes a “net assets value” of the Company of $[**] (the “Net Assets Target”). No later than 5 p.m. Pacific Standard Time on the tenth (10th) business day after the Closing Date, Seller shall deliver to Buyer a compilation of the same asset and liability accounts included in the Target Net Assets Statement, but prepared as of the Closing Date (the “Draft Closing Net Assets Statement”), which shall be prepared by Seller on the same basis as the Most Recent Net Assets Statement, applied on a basis consistent with the past accounting practices of the Company, with the eliminations and adjustment set forth in Schedule 6.12 and the further eliminations set forth in Schedule 1.5(a)(ii). Solely for the avoidance of doubt, neither the Draft Closing Net Assets Statement nor the Final Closing Net Assets Statement will reflect any writedown or fair value adjustment of assets or any provision for liabilities arising from the termination of the Endo Agreement.

(b) Buyer shall deliver to Seller, no later than 6 p.m. Pacific Standard Time on the Objection Deadline Date, either a notice indicating that Buyer accepts the Draft Closing Net Assets Statement or a statement in reasonable detail describing its objections (if any) to the Draft Closing Net Assets Statement and the grounds for such objections (an “Objection Statement”). If Buyer delivers to Seller a notice accepting the Draft Closing Net Assets Statement, or Buyer does not deliver a timely Objection Statement by 6 p.m. Pacific Standard Time on the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Net Assets Statement shall be deemed to be the final compilation of the asset and liability accounts included in the Target Net Assets Statement, measured and calculated as of the Closing Date (the “Final Closing Net Assets Statement”). If Buyer timely objects to the Draft Closing Net Assets Statement, such objections shall be resolved as follows:

(i) Buyer and Seller shall seek in good faith to resolve such objections. Each Party shall provide the other Parties with reasonable access to its records, personnel and supporting documentation relating to the Draft Closing Net Assets Statements and the items giving rise to the Objection Statement until such time as the Final Closing Net Assets Statement is determined.

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(ii) If Buyer and Seller do not reach a resolution of all objections set forth in Buyer’s Objection Statement within thirty (30) days after delivery of such Objection Statement, Buyer and Seller shall, within thirty (30) days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by Buyer, Seller and the Accountant, to resolve the Unresolved Objections.

(iii) Buyer and Seller shall jointly submit to the Accountant, within ten (10) days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Net Assets Statement, a copy of the Objection Statement, and a statement setting forth the resolution of any objections agreed to by Buyer and Seller. Each of Buyer and Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within thirty (30) days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Buyer and Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within forty five (45) days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within ninety (90) days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by Buyer are appropriate and shall issue a ruling which shall include a compilation of the accounts included (or required to be included) in the Draft Closing Net Assets Statement as adjusted pursuant to any resolutions to objections agreed upon by Buyer and Seller and pursuant to the Accountant’s resolution of the Unresolved Objections. Such statement shall be Final Closing Net Assets Statement.

(v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon Buyer and Seller. Buyer and Seller agree that the procedure set forth in this Section 1.5(b) for resolving disputes with respect to the Draft Closing Net Assets Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the procedures and deadlines set forth herein or to enforce rulings of the Accountant.

(vi) Buyer and Seller shall share equally the fees and expenses of the Accountant.

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(c) Immediately following the Objection Deadline Date, if a timely Objection Statement is not delivered, or upon notification by Buyer to Seller that no objection to the Draft Closing Net Assets Statement will be made, or immediately upon final resolution of any dispute in connection with the determination of the Final Closing Net Assets Statement pursuant to this Section 1.5, the Adjusted Purchase Price shall be determined as follows:

(d) If the “net assets value” as shown on the Final Closing Net Assets Statement is more than [**] dollars ($[**]) less than “net assets value” as shown in the Target Net Assets Statement, the deficiency in excess of such $[**] amount shall be deducted from the Base Purchase Price to obtain the Adjusted Purchase Price, and shall be paid by Seller to Buyer from the following sources in the following manner and priority: first, by payment in cash to Buyer by the Escrow Agent from the Escrow Fund, to the extent funds are available in the Escrow Fund, and thereafter, by payment in cash to Buyer by Seller, from funds of Seller, to an account designated by Buyer, in each case by wire transfer of immediately available funds within two (2) business days after such determination.

(e) For purposes of implementing the provisions of Section 1.5 and Section 8.1(h), each Party shall have reasonable access, upon request, during normal business hours and with reasonable advance notice, to the books, records and personnel of the other Parties to the extent reasonably relevant to the determination either of the Draft Closing Net Assets Statement and the Final Closing Net Assets Statement and the resolution of any Objection Statement and Unresolved Objections (in the case of Section 1.5) or the Designated Amounts and the invoices submitted as relating thereto (in the case of Section 8.1(h)).

1.6. Escrow Account. The Escrow Amount shall be delivered to the Escrow Agent for deposit into a fund (the “Escrow Fund”) that shall be held by the Escrow Agent under the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of Seller pursuant to Article VIII and Section 5.15, any adjustment to the Base Purchase Price pursuant to Section 1.5, and any reimbursement obligation of Parent or Seller with respect to payments under the Stay Incentive Agreements under Section 5.16. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.7. Earn-Out. Following the Closing, the Company shall pay to Seller the amounts set forth in Schedule 1.7, minus any amounts determined to be due to Buyer pursuant to Section 1.5 or Section 5.16, or pursuant to Article VIII or Section 5.15 (only to the extent of the Cap set forth in Section 8.5), and not otherwise paid to Seller before any such amounts on Schedule 1.7 (if any) become payable pursuant to Schedule 1.7.

1.8. The Closing.

(a) The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1117 California Avenue, Palo Alto, California commencing at 9:00 a.m. Pacific Standard Time on the date within two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Articles VI and VII), or such other date as may be mutually agreeable to the Parties. The transfer of the Shares by Seller to Buyer shall be deemed to occur at 9:00 a.m. Pacific Standard Time, on the Closing Date.

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(b) At the Closing, the following actions shall take place:

(i) Seller shall deliver the agreements, consents, certificates, and other instruments and documents required to be delivered to Buyer pursuant to Article VI, and Buyer shall execute and deliver the agreements, certificates, and other instruments and documents required to be delivered to Seller pursuant to Article VII;

(ii) Seller shall then deliver to Buyer certificates evidencing all of the Shares duly endorsed in blank or with stock powers duly executed by Seller; and

(iii) Buyer shall then pay the amount set forth in Section 1.4(a), in the manner prescribed therein.

1.9. Allocation of Payments. The Adjusted Purchase Price and the “Milestone Payments” pursuant to Section 1.7 and Schedule 1.7 shall be paid as consideration for the Shares and the covenants not to compete set forth in Section 9.3(a)(ii) and Section 9.3(a)(iii); the “DepoBupivacaine Percentage Payments” pursuant to Section 1.7 and Schedule 1.7 shall be paid as consideration for the covenant not to compete set forth in Section 9.3(a)(i); and the “Biologics Products Percentage Payments” pursuant to Section 1.7 and Schedule 1.7 shall be paid as consideration for the covenant not to compete set forth in Section 9.3(a)(iv). The Adjusted Purchase Price and all such Percentage Payments shall be allocated among the Shares and such covenants not to compete in accordance with Schedule 1.9. Unless otherwise required by a Final Determination, the Parties shall report the transactions contemplated by this Agreement in a manner consistent with such allocations.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING THE SHARES

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1. Title. Seller has (and upon consummation of the purchase contemplated hereby, Buyer will acquire from Seller) good and marketable title to the Shares, free and clear of any and all Encumbrances. Section 2.1 of the Seller Disclosure Schedule sets forth a true and correct description of the Shares and all shares of capital stock and other securities of the Company owned, directly or indirectly through any other subsidiary or affiliate, by Seller or which Seller has the right to acquire.

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2.2. Authority. Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares and otherwise to perform and fulfill its obligations under this Agreement and the Ancillary Agreements to which Seller is a party. Each of this Agreement and the Ancillary Agreements to which Seller is party (including the Escrow Agreement) has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The passing of resolutions (i) approving the Agreement by a majority of the shareholders of Parent (on show of hands) or of the number of shares held by the shareholders of Parent (on a duly convened poll), in each case present (on a poll, either in person or by proxy) and voting and (ii) approving matters related to a placing by at least 75% of the shareholders (on show of hands) or of the number of shares (on a duly convened poll), in each case present (on a poll, either in person or by proxy) and voting therewith at a validly convened and held EGM shall operate to approve the transactions contemplated by this Agreement and confer authority on the Parent to complete the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to take all further actions as it may consider expedient for the purposes thereof and is the only approval of Parent’s shareholders required for the consummation of the transactions contemplated by this Agreement.

2.3. Regulatory Approvals. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, neither Seller nor Parent is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement or any of the Ancillary Agreements by Seller or the transfer, conveyance and sale of the Shares by Seller to Buyer pursuant to the terms hereof.

2.4. Circular. The Circular prepared pursuant to Section 5.3 shall not, either at the time posted or at the time of the EGM or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

2.5. Brokers. Except for the fees payable in the amounts and to the recipients set forth in Section 2.5 of the Seller Disclosure Schedule (which shall be the sole liability, obligation and responsibility of Parent and Seller and for which neither the Company nor Buyer shall have any liability or obligation), none of Seller, Parent or the Company or any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING THE COMPANY

Seller hereby represents and warrants to Buyer that, except as set forth in the Seller Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Seller Disclosure Schedule shall be arranged in sections and subsections

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corresponding to the numbered and lettered sections and subsections contained in Article II and this Article III. The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify only the corresponding section or subsection in this Agreement except to the extent that it is clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

3.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Seller Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not be material to the transactions contemplated by this Agreement. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock, of which one thousand (1,000) shares are issued and outstanding and no shares are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities laws.

(b) There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting of any shares of capital stock of the Company.

3.3. Authorization of Transaction. Each of Seller and the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by Seller and the Company of this Agreement and the Ancillary Agreements to which Seller or the Company is a party and the consummation by Seller and the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller or the Company is a party have been duly and validly authorized by all necessary corporate action on the part of Seller and the Company and has been authorized and approved by Parent. This Agreement has been duly and validly executed and delivered by Seller and the Company and constitutes a valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms. The passing of a resolution approving the Agreement by a majority

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of the shareholders (on show of hands) or of the number of shares (on a duly convened poll), in each case present (on a poll, either in person or by proxy) and voting at a validly convened and held extraordinary general meeting of the shareholders of Parent, shall operate to approve the transactions contemplated by this Agreement and confer authority on the Parent to complete the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to take all further actions as it may consider expedient for the purposes thereof and is the only approval of Parent’s shareholders required for the consummation of the transactions contemplated by this Agreement.

3.4. Noncontravention. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, neither the execution and delivery by Seller and the Company of this Agreement or any of the Ancillary Agreements to which Seller or the Company is a party, nor the consummation by Seller and the Company of the transactions contemplated by this Agreement or any of the Ancillary Agreements, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws or similar organizational documents of Seller, Parent or the Company, (b) require on the part of Seller, Parent or the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract (as defined in Section 3.15) or instrument to which Seller, Parent or the Company is a party or by which Seller, Parent or the Company is bound or to which any of their respective assets is subject, (d) result in the imposition of any Encumbrance upon any assets of Seller, Parent or the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation that, to the knowledge of Seller and the Company, is applicable to Seller, Parent or the Company or any of their respective properties or assets.

3.5. Subsidiaries. The Company has no Subsidiaries, whether wholly or partially owned. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

3.6. Financial Statements.

(a) Seller has provided the Financial Statements to Buyer. The items included in the Financial Statements were prepared on the same basis as was used in preparing the consolidation schedules of the Company used in preparing the consolidated financial statements of Parent as at December 31, 2005, which were prepared in accordance with IFRS on a consistent basis. The Financial Statements fairly present the financial condition of the Company as of the respective dates thereof (except as set forth in Section 3.6(a) of the Seller Disclosure Schedule), and are consistent with the books and records of the Company.

(b) Each of the Company and, to the extent their books and records relate to or affect the Company, Parent and its subsidiaries (including Seller) maintain books and records that accurately reflect, in all material respects, its respective assets and liabilities and maintain internal controls over financial reporting that provide assurance that, in all material respects, (i) transactions are executed with management’s general or specific authorization, (ii) transactions

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are recorded as necessary to permit preparation of financial statements of the Company and to maintain accountability for the assets of the Company, (iii) access to assets of the Company is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) notes and other receivables and inventory are properly recorded, and proper and adequate procedures are implemented to effect the collection of such notes and receivables on a current and timely basis.

(c) The Target Net Assets Statement was, and the Draft Closing Net Assets Statement will be, prepared by Seller on the same basis as the Most Recent Net Assets Statement, with the eliminations and adjustment set forth in Schedule 6.12 and the further eliminations set forth in Schedule 1.5(a)(ii).

3.7. Absence of Certain Changes. Since the Most Recent Net Assets Statement Date, (a) there has occurred no event or development that, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as contemplated by this Agreement, the Company has not taken any of the actions set forth in paragraphs (c), (d), (e), (f) or (k) of Section 5.4 (disregarding any time limitations set forth in such paragraphs).

3.8. Undisclosed Liabilities. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, the Company has (and will, as of the Closing, have) no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except (a) as of the date hereof, liabilities reflected in the Most Recent Net Assets Statement and liabilities incurred in the Ordinary Course of Business since the Most Recent Net Assets Statement Date and (b) as of the Closing, liabilities that will be reflected in the Final Closing Net Assets Statement.

3.9. Taxes.

(a) Except as set forth on Section 3.9 of the Seller Disclosure Schedule:

(i) The Company has (A) properly filed on a timely basis all Tax Returns for Income Taxes and all material Tax Returns for Taxes other than Income Taxes that it was required to file, and all such Tax Returns were true, correct and complete in all material respects, (B) paid on a timely basis all material Taxes that were due and payable, and (C) established on its Most Recent Net Assets Statement reserves that are adequate for the payment of all unpaid Taxes.

(ii) The Company has not been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than any group the common parent of which is Seller.

(iii) Seller has (A) properly filed on a timely basis all Tax Returns for Income Taxes that it was required to file with respect to any Affiliated Period, and all such Tax Returns were true, correct and complete in all material respects, and (B) paid on a timely basis all material Taxes that were due and payable with respect to all Affiliated Periods.

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(iv) Since the Most Recent Net Assets Statement Date, the Company has not incurred any liability for Taxes other than (x) in the Ordinary Course of its Business, or (y) in connection with the transactions contemplated by this Agreement, including the distribution of the Excluded Assets and the transactions referred to in Schedule 6.12.

(v) The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(vi) The Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, paid over to the proper governmental authority all amounts required to be withheld and paid over under all applicable laws.

(vii) There are no liens for Taxes imposed on the assets of the Company except for (A) liens for Taxes not yet due and payable or (B) liens for Taxes being contested in good faith in appropriate proceedings and with respect to which adequate reserves have been established on the Most Recent Net Assets Statement in accordance with IFRS.

(viii) The Company does not have any liability for Taxes of another person as a transferee or successor (or under similar principles) or pursuant to any contractual obligation.

(ix) No examination or audit of any Tax Return of Parent, Seller or the Company is currently in progress or, to the knowledge of Seller and the Company, threatened or contemplated.

(x) Section 3.9(a)(x) of the Seller Disclosure Schedule sets forth (i) each jurisdiction (other than United States federal) in which the Company files a Tax Return, (ii) to the knowledge of Seller, each jurisdiction (other than United States federal) in which the Company is required or has been required to file a Tax Return, and (iii) each jurisdiction that has sent written notices requesting information relating to the Company’s nexus with such jurisdiction.

(xi) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes which period has not expired, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing Authority that is still outstanding.

(xii) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

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(xiii) For the two year period ending on the date hereof, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(xiv) The Company does not own any interest in any entity that is characterized as a partnership for U.S. federal income Tax purposes.

(xv) The Company has not entered into a gain recognition agreement under Section 367 of the Code.

(xvi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(xvii) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of foreign, state or local law.

(b) Seller has delivered to Buyer or made available to Buyer (or will make available upon Buyer’s request): (i) complete and correct copies of all Tax Returns of the Company and any Affiliated Group (but in the case of any such Affiliated Group, only the portions of such Tax Returns relating solely to the Company), and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, closing agreements and any other similar material documents, in each case, submitted by, received by, or agreed to by the Company and relating to Taxes of the Company for all prior Taxable periods for which the statute of limitations has not expired.

(c) The aggregate basis in the assets of the Company as of December 31, 2006 for federal Income Tax purposes was not less than [**] dollars ($[**]).

Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent provided in Section 3.22, this Section 3.9 is the only Section in this Agreement in which representations and warranties relating or attributable to Taxes and/or Tax Returns are made, including for purposes of any other Section in this Article III and Section 6.2.

3.10. Assets. The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) reflected in the Most Recent Net Assets Statement (other than leasehold interests) or otherwise purported to be owned by the Company, free and clear of all Encumbrances, including the assets listed or described in Schedule 3.10(a). The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

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3.11. Owned Real Property. The Company has no direct or indirect ownership interest in any Owned Real Property.

3.12. Real Property Leases. Section 3.12 of the Seller Disclosure Schedule lists all Leases. The Company has delivered to Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect as against the Company and, to the knowledge of the Seller and the Company, each other party thereto;

(b) neither the Company nor, to the knowledge of Seller and the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of Seller and the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of Seller and the Company, any other party under such Lease;

(c) to the knowledge of Seller and the Company, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of Seller and the Company, there is no Encumbrance applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

3.13. Intellectual Property.

(a) For purposes of this Agreement (other than for purposes of Section 3.30, in the case of terms separately defined in Section 3.30):

(i) “Intellectual Property” shall mean, collectively, all U.S. and non-U.S. registered, unregistered and pending (A) trademarks, trade dress, Product and Product Candidate names, internet domain names, and all registrations and applications therefor (collectively, “Trademarks”), (B) copyrights (including those in computer software), database rights, and all grants, registrations and applications therefor (collectively, “Copyrights”), (C) patents, and all registrations and applications therefor (collectively, “Patents”), (D) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable (collectively, “Trade Secrets”), and (E) other proprietary rights relating to any of the foregoing.

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(ii) “IP Contracts” shall mean, collectively, all license, assignment, distribution, collaboration, development or other agreements relating to any Company Intellectual Property, including (A) all licenses, covenants or other agreements pursuant to which the Company or any of its Affiliate has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property, and (B) all agreements, contracts, assignments or other instruments pursuant to which the Company or any of its Affiliate has obtained any right or license, or any joint or sole ownership interest, in or to any item of Company Intellectual Property.

(iii) “Company Intellectual Property” shall mean all (A) Intellectual Property in which the Company has an ownership interest or will, pursuant to Section 5.11, acquire an ownership interest (“Company Owned Intellectual Property”), (B) all Intellectual Property in which any Affiliate of Company has an ownership interest which claims or covers a Product or Product Candidate (or developing, making, using and commercializing any Product or Product Candidate), or is used or is currently intended to be used, in the business of the Company as now conducted or as intended to be conducted, including in connection with the developing, making, using and commercializing of any Product or Product Candidate, and including all patents and patent applications relating to Biosphere technology or otherwise set forth in Schedule 5.11 (“Affiliate Owned Intellectual Property”, and together with the Company Owned Intellectual Property, “Group Owned Intellectual Property”), and (C) all Intellectual Property in which a third party has an ownership interest which claims or covers a Product or Product Candidate (or developing, making, using and commercializing any Product or Product Candidate), or is used or is currently intended to be used, in the business of the Company as now conducted or as intended to be conducted, including in connection with the developing, making, using and commercializing of any Product or Product Candidate (“Third Party Intellectual Property”).

(iv) “Company Patents” shall mean (A) all Patents included in the Group Owned Intellectual Property, and (B) all Patents included in Third Party Intellectual Property which the Company has the right or responsibility to prosecute, maintain and/or enforce pursuant to any IP Contract.

(v) “Products” shall mean the products of the Company known as DepoCyt, DepoDur, and DepoBupivacaine, but, in each case, only the form of such products, and the formulation and specification thereof, (1) in existence as of the Closing, or (2) as contemplated by an authorization or approval filed by the Company with a Relevant Regulatory Authority on or before the Closing, including any supplements thereto, in each case as filed on or before the Closing Date.

(vi) “Product Candidates” shall mean those products currently under pre-clinical research and development by the Company, including all products that are based on or derived from the DepoFoam or Biosphere technologies, but in each case, only the form of such products, and the formulation and specification thereof, in existence as of the Closing Date.

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(vii) “Product Intellectual Property” shall mean all Company Intellectual Property included in, covering or used in connection with the Products or Product Candidate, or their therapeutic use or manufacture.

(viii) “Registered Intellectual Property” shall mean any and all U.S. and non-U.S. (A) Patents, (B) Trademark, (C) copyright registrations and applications therefor, (D) internet domain names, and (E) any other Intellectual Property that is the subject matter of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Entity.

(ix) The phrases “intended to be used,” “intended to be conducted,” and “intended to be done” in this Section 3.13 shall mean and be limited to the intent of the Company’s management prior to Closing as demonstrated by written business plans provided to Buyer prior to Closing.

(x) As used in this Section 3.13 only, the term “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, existing on or before the Closing Date.

(b) Section 3.13(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) each item of Registered Intellectual Property that is included in the Group Owned Intellectual Property, in each case, enumerating specifically whether it is Company Owned Intellectual Property or Affiliate Owned Intellectual Property, and the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, and (ii) each IP Contract, specifically indicating the parties to such IP Contract and, as applicable, each amendment to each original agreement included in each such IP Contract (excluding IP Contracts of currently available, off the shelf software programs licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than [**] dollars ($[**]) in the aggregate). All assignments of Registered Intellectual Property listed in Section 3.13(b) of the Seller Disclosure Schedule to the Company or to the applicable Affiliate have been, or as of the Closing Date shall be, properly executed and recorded in the name of Company.

(c) Except as set forth in Section 3.13(c)(1) of the Seller Disclosure Schedule which identifies the joint owners of the Company Owned Intellectual Property, the Company is the sole and exclusive owner of each item of Company Owned Intellectual Property, free and clear of any Encumbrance. Section 3.13(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of Affiliate Owned Intellectual Property and, in each case, each applicable Affiliate that has an ownership interest therein. Except as set forth in Section 3.13(c)(2) of the Seller Disclosure Schedule which identifies the joint owners of the Affiliate Owned Intellectual Property, each Affiliate so listed is the sole and exclusive owner of each such item of Affiliate Owned Intellectual Property, free and clear of any Encumbrance. Except as set forth in Section 3.13(c)(3) of the Seller Disclosure Schedule, the Company or an Affiliate of Company, as applicable, is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Entity as the sole and exclusive owner of record for each item of Registered Intellectual Property as such owner is listed in Section 3.13(b) of the Seller Disclosure Schedule or as a joint owner for each Company Owned Intellectual Property identified in Section 3.13 (c) of the Seller Disclosure Schedule. On or before the Closing, the Company will be the sole owner of all Group Owned Intellectual Property.

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(d) Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on identical terms and conditions as it was immediately prior to the Closing. Neither Company nor any of its Affiliates is, or will as a result of the consummation of the transactions contemplated by this Agreement be, in breach in any material respect of any IP Contract.

(e) Except for the Trademarks and Patents identified in Section 3.13(b) of Seller Disclosure Schedule as abandoned, to the knowledge of Company and Seller, no act has been done or omitted to be done by the Company or any of its Affiliates, or by any direct or indirect licensee, distributor or collaborator of the Company or any Affiliate, or any Person or Governmental Entity with which the Company or any Affiliate is a co-owner of any Group Owned Intellectual Property, which has, had or is reasonably likely to have the effect of canceling, forfeiting, abandoning or dedicating to the public, or entitling any U.S. or non-U.S. Governmental Entity or any other Person to cancel, forfeit, modify or consider abandoned, any Group Owned Intellectual Property, or give any Person or Governmental Entity any rights with respect thereto. Neither the Company nor the Seller has any knowledge of any facts or claims which cause or would cause any Group Owned Intellectual Property to be invalid or unenforceable. Neither the Company nor any Affiliate has received any written notice that any Person or Governmental Entity may bring a claim that would cause any Group Owned Intellectual Property to be invalid or unenforceable.

(f) With respect to the Company Patents: (i) all necessary registration, maintenance and renewal fees due and owing as of the Closing Date have been paid on or before the Closing and all necessary documents and certificates have been filed with the relevant Governmental Entities for the purpose of maintaining such Company Patents; (ii) there are no inventorship challenges or interferences declared or provoked with respect to such Company Patents; (iii) the Company and each applicable Affiliate has complied with their respective required duty of candor and good faith in dealing with the U.S. Patent and Trademark Office and similar Governmental Entities (collectively, “Patent Offices”) with respect to the Company Patents, including the duty to disclose to the Patent Offices all information required to be disclosed under all applicable laws and regulations; and (iv) other than through an IP Contract listed in Section 3.13(b) of the Seller Disclosure Schedule, no third party, including any academic organization or Governmental Entity, possesses any rights or licenses to any Company Patent.

(g) The Company owns, free and clear of any Encumbrance, or otherwise has the right to use through an IP Contract listed in Section 3.13(b) of the Seller Disclosure Schedule, the terms of which have been fully disclosed to Buyer, all Company Intellectual Property (including all Product Intellectual Property), which, in each case, is either used in or currently intended to be used in, or is reasonably necessary for, the conduct of the business of the Company as now conducted or as intended to be conducted, including in connection with the developing, making, using and commercializing of all Products or Product Candidates. Except as set forth in Section 3.13(g) of the Seller Disclosure Schedule, the Company Owned

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Intellectual Property, together with the Third Party Intellectual Property under which Company has rights under an IP Contract listed in Section 3.13(b) of the Seller Disclosure Schedule, constitutes all Intellectual Property necessary (i) to make, use and sell, as applicable, the Company Products and Product Candidates in the manner so done currently and intended to be done, and (ii) to conduct the business of the Company in all material respects in the manner currently conducted or intended to be conducted by the Company, including in connection with developing, making, using and commercializing of all Products and Product Candidates.

(h) To the knowledge of Seller and the Company, neither the Company, nor the business of the Company as previously conducted, as now conducted or as intended to be conducted, or any other activity, product or service of the Company (including the developing, making, using and commercializing of Products or Product Candidates), is in violation or infringement of, or has violated or infringed any rights or asserted rights of any other Person or Governmental Entity with respect to any Intellectual Property of such other Person or Governmental Entity. The Company has not (and no Affiliate of the Company has, with respect to the business of the Company), received any notice alleging any conflict with or violation or infringement of the Intellectual Property rights of any third party by the Company or any Affiliate of the Company. There are no Legal Proceedings pending, with respect to any such conflict, violation or infringement, nor have any such Legal Proceedings been instituted or asserted in writing against the Company or, with respect to the business of the Company or any Product or Product Candidate, any Affiliate of the Company, and, to the to the knowledge of Seller and the Company, no Legal Proceedings have been threatened against Company or any Affiliate of Company with respect to business of Company or any Product or Product Candidate, alleging any violation of any rights or asserted rights of any other Person or Governmental Entity with respect to any Intellectual Property of such other Person or Governmental Entity. To the knowledge of Seller and the Company, there is no valid basis for any such Legal Proceeding against the Company.

(i) Section 3.13(i) of the Seller Disclosure Schedule lists any and all written complaints, claims and notices, and threats of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company, or by any Affiliate of the Company alleging infringement, violation or misappropriation of any third party Intellectual Property and any request or demand for indemnification or defense received by the Company, or by any Affiliate of the Company with respect any alleged infringement, violation or misappropriation of any third party Intellectual Property from any reseller, distributor, customer, user or any other third party; and the Company and Seller have provided to Buyer copies of all such written complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any such alleged infringement, violation or misappropriation.

(j) No Legal Proceedings in which the Company or any Affiliate alleges that any Person or Governmental Entity is infringing upon, or otherwise violating, any Group Owned Intellectual Property, are pending, and none have been served by, instituted or asserted by the Company or any Affiliate To the knowledge of Seller and the Company, there is no valid basis for any such proceeding or claim. The Company and Seller have provided to Buyer copies of all correspondence, legal opinions, or written complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Group Owned Intellectual Property.

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(k) The Company has obtained from all individuals who are or have been involved in the development or invention of any Company Owned Intellectual Property (as employees of the Company, as consultants, as employees of consultants or otherwise) assignments of any and all rights of such individuals with respect thereto, and each Affiliate owner of Affiliate Owned Intellectual Property has obtained from all individuals who are or have been involved in the development or invention of any Affiliate Owned Intellectual Property (as employees of such Affiliate, as consultants, as employees of consultants or otherwise) assignments of any and all rights of such individuals with respect thereto. To the knowledge of Company and the Seller, no officer or employee of the Company is subject to any agreement with any other Person or Governmental Entity which requires such officer or employee to assign any interest in any Intellectual Property developed during such officer’s or employee’s employment with Company to such Person or Governmental Entity.

(l) The Company and, where applicable, each of its Affiliates, has taken all reasonable actions which are necessary or reasonable in order to protect the Company Intellectual Property in a manner consistent with prudent commercial practice in the biopharmaceuticals industry. To the knowledge of the Company, Company, and with respect to the business of the Company and Company Products, each of its Affiliates, has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against Company or, with respect to any business of the Company or Company Products, any Affiliate of the Company. There has been no: (i) to the knowledge of the Company, unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Company, or (ii) material breach of Company’s security procedures as a result of which confidential information has been disclosed to a third person. The Company, and each applicable Affiliate of the Company, has use commercially reasonable efforts to police the quality of all goods and services sold, distributed or marketed under each of trademark relating to any Product, and has use commercially reasonable efforts to enforce adequate quality control measures to ensure that no trademarks relating to any Product that it has licensed to others shall be deemed to be abandoned.

(m) The Company and its Affiliates has not sought, applied for nor received any support, funding, resources or assistance from any Governmental Entity in connection with the any Company Product or any facilities or equipment used in connection therewith.

3.14. Inventory. All inventory of the Company, taken as a whole, whether or not reflected on the Most Recent Net Assets Statement, is usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to the estimated net realizable value on the Most Recent Net Assets Statement. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis.

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3.15. Contracts.

(a) Section 3.15 of the Seller Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party or by which any asset or property of the Company is bound (including all amendments thereto and modifications thereof, waivers thereunder, and termination notices and agreements with respect thereto):

(i) all agreements with Mundipharma, Maruho, Endo Pharmaceuticals, Enzon, and/or Zeneus Pharmaceuticals, any portion of which is (or is claimed by any person to be) currently in effect;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, or (B) which involves more than the sum of [**] dollars ($[**]), or (C) in which the Company has granted manufacturing, marketing, sale or distribution rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or territory, or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than [**] dollars ($[**]) or under which it has imposed (or may impose) an Encumbrance on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any employment, severance or consulting agreement;

(viii) any agreement involving any current or, to the knowledge of Seller and the Company, former officer, director or stockholder of the Company or, to the knowledge of Seller and the Company, any Affiliate thereof;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

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(xi) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of [**] dollars ($[**]) per annum or having a remaining term longer than three (3) months; and

(xii) any other agreement (or group of related agreements) either involving more than [**] dollars ($[**]) or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to Buyer a complete and accurate copy of each agreement required by the terms of Section 3.13 or 3.15 to be listed in Section 3.13 or Section 3.15 of the Seller Disclosure Schedule (each a “Material Contract” and collectively, the “Material Contracts”). With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect as against the Company and, to the knowledge of Seller and the Company, each other party thereto; and (ii) neither the Company nor, to the knowledge of Seller and the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Seller and the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of Seller and the Company, any other party under such agreement. With respect to the termination of that certain license agreement with Endo Pharmaceuticals, Inc., the Company has no financial obligations to Endo Pharmaceuticals, Inc. other than as set forth in the Endo Termination Agreement.

3.16. Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Net Assets Statement (other than those paid since such date and other than accounts receivable to be eliminated pursuant to items “c” and “e” of Schedule 6.12) are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Seller and the Company, collectible within ninety (90) days after the date on which it first became due and payable consistent with the past practices of the Company, net of the applicable reserve for bad debts on the Most Recent Net Assets Statement. A complete and accurate list of the accounts receivable reflected on the Most Recent Net Assets Statement, showing the aging thereof, is included in Section 3.16 of the Seller Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Net Assets Statement Date (other than accounts receivable to be eliminated pursuant to items “c” and “e” of Schedule 6.12) are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Seller and the Company, collectible within ninety (90) days after the date on which it first became (or becomes) due and payable consistent with the past practices of the Company net of the applicable reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Net Assets Statement. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of [**] dollars ($[**]) is subject to any contest, claim or setoff by such account debtor.

3.17. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.18. Insurance. Section 3.18 of the Seller Disclosure Schedule lists and provides a summary of the material terms of each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental,

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product liability and automobile insurance policies and bond and surety arrangements) which have been issued and delivered to the Company to which the Company is a party, all of which are in full force and effect. True and complete copies of each insurance policy held by the Company for the benefit of the Company and so identified in Section 3.18 of the Seller Disclosure Schedule have been provided to Buyer. There is no material claim pending under any such policy as to which coverage has been denied or, to the knowledge of Seller and the Company, questioned or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. To the knowledge of Seller and the Company, except as set forth in Section 3.18 of the Seller Disclosure Schedule, there has been no threatened termination of, or premium increase with respect to, any such policy.

3.19. Litigation. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of [**] dollars ($[**]) or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, there are no judgments, orders or decrees outstanding against the Company, and there are no arbitration awards outstanding against the Company that have not been paid in full.

3.20. Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale of the Company, which are set forth in Section 3.20 of the Seller Disclosure Schedule and (ii) manufacturers’ warranties for which the Company has no liability. Section 3.20 of the Seller Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and neither Seller nor the Company knows of any reason why such expenses should significantly increase as a percentage of sales in the future.

3.21. Employees.

(a) Section 3.21 of the Seller Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds [**] dollars ($[**]) per year, along with each such person’s position. Seller has heretofore disclosed to Buyer the current annual rate of compensation of each such person. Each person who is or at any time since January 1, 2004 or, to the knowledge of Seller and the Company, since March 11, 1999 (inclusive) was or has been) an employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, and a copy of the form of agreement has previously been delivered to Buyer. Section 3.21 of the Seller Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect against the Company and, to the knowledge of Seller and the Company, against such employee immediately following the

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Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.21 of the Seller Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States. To the knowledge of Seller and the Company, no employee or group of employees whose departure could result in a Company Material Adverse Effect has any plans to terminate employment with the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither Seller nor the Company has knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(c) The Company has (and after the Closing will have) no liability to any employee under any stock, option or similar plan or scheme of Seller. Seller is and will remain solely responsible, and the Company will have no liability or obligation, for the Company’s Stay Incentive Program or any Stay Incentive Agreement or any other management retention plan, scheme, arrangement or agreement with or in favor of any Company executive or employee.

3.22. Employee Benefits.

(a) Section 3.22(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, have been delivered to Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan that is qualified under Section 401(a) of the Code has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

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(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters, or opinion letters relating to prototype plans upon which the Company is entitled to rely, from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred with respect to any such Company Plan, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k) The Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or that may be subject to the tax imposed by Section 4999 of the Code.

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(l) Section 3.22(l) of the Seller Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date of this Agreement.

(m) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

3.23. Environmental Matters.

(a) Except as set forth in Section 3.23(a) of the Seller Disclosure Schedule, the Company has complied and currently is in compliance in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of Seller and the Company, threatened civil or criminal litigation, notice of violation, noncompliance or penalty assessment, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. Except as set forth in Section 3.23(a) of the Seller Disclosure Schedule, the Company has not been the subject of any such litigation, proceeding, investigation, inquiry or information request, or received any such notice, within the last three (3) years.

(b) Except as set forth in Section 3.23(b) of the Seller Disclosure Schedule, the Company has no material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Except as set forth in Section 3.23(c) of the Seller Disclosure Schedule, the Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 3.23(d) of the Seller Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, notices of noncompliance, violation or penalty assessment, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were received by or issued to the Company since the acquisition of the Company by Parent or Seller and of which the Company has possession or to which the Company has access. A complete and accurate copy of each such document has been provided by Seller to Buyer.

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(e) Section 3.23(e)(1) of the Seller Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company pursuant to any Environmental Law. Except as set forth in Section 3.23(e)(2) of the Seller Disclosure Schedule, (i) the Permits listed in Section 3.23(e)(1) of the Seller Disclosure Schedule are the only material Permits pursuant to Environmental Laws that are required for the Company to conduct its business as presently conducted, (ii) each such listed Permit is in full force and effect, (iii) the Company is in compliance in all material respects with the terms of each Permit listed in Section 3.23(e)(1) of the Seller Disclosure Schedule, and (iv) to the knowledge of Seller and the Company, no suspension or cancellation of any Permit listed in Section 3.23(e)(1) of the Seller Disclosure Schedule is threatened and there is no basis for believing that any such Permit listed in Section 3.23(e)(1) of the Seller Disclosure Schedule will not be renewable upon expiration. A complete and accurate copy of each Permit listed in Section 3.23(e)(1) of the Seller Disclosure Schedule has been provided by Seller to Buyer.

(f) Neither Seller nor the Company has any knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(g) The Company has installed equipment sufficient to discharge wastewater from each of the Company’s facilities in connection with the business as presently conducted at each such facility in compliance with the conditions and limitations set forth in the current wastewater discharge permits issued by any Governmental Entity for each such facility.

3.24. Legal Compliance. The Company is currently conducting, and has at all times since the acquisition of the Company by Seller conducted, its businesses in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any Governmental Entity. The Company has not received any written or, to the knowledge of Seller and the Company, other notice or communication from any Governmental Entity or qui tam relator alleging noncompliance in any material respect with any applicable law, rule or regulation.

3.25. Customers and Suppliers. Section 3.25 of the Seller Disclosure Schedule sets forth a list of (a) each customer that accounted for more than one percent (1%) of the revenues of the Company during the last full fiscal year or the interim period through the Most Recent Net Assets Statement Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company in any material amount. No unfilled customer order or commitment obligating the Company or to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.26. Permits. Section 3.26 of the Seller Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted. Each

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such Permit is in full force and effect; the Company is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of Seller and the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

3.27. Certain Business Relationships With Affiliates. Neither Seller nor any other Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 3.27 of the Seller Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.28. Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the business assets, liabilities, condition (financial or otherwise) and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 3.28 of the Seller Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

3.29. Projections. The projections set forth in the “SkyePharma, Inc. Business Plan 2007-2010” were prepared in good faith by the Company on the basis of assumptions believed by the Company at the time of such preparation to be reasonable and information believed by the Company at the time of such preparation to be reliable and represented the best estimate of the Company at the time of such preparation of the matters set forth therein. Such projections were prepared in or about summer of 2006 and were based on assumptions, information and estimates that may or may not still be operative. Buyer acknowledges and understands that neither such Business Plan nor the projections contained therein constitute a promise, guarantee or representation of the financial, product development, sales, marketing or other performance or prospects of the Company.

3.30. Regulation. Solely for purposes of this Section 3.30, (i) “Products” shall mean the products that the Company (or, for and on behalf of the Company) (A) currently manufactures, markets, sells or licenses, or (B) have in clinical development, including products known as DepoCyt, DepoDur, and DepoBupivacaine, and (ii) “Product Candidates” shall mean those products currently under pre-clinical research and development by the Company, including those products that are based on or derived from the DepoFoam or Biosphere technologies.

(a) Compliance with Applicable Laws and Regulations. The Company is, and has been, in compliance in all material respects with all laws, rules, regulations, guidances and orders applicable to the research and development, manufacturing, processing, distribution, labeling, storage, testing, specifications, advertising and promotion, adverse event reporting, sale or marketing of any Product or Product Candidate by or on behalf of the Company, including the U.S. Federal Food, Drug, and Cosmetic Act (“FDCA”) and the Public Health Service Act

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(“PHSA”) and their applicable implementing regulations, all comparable state laws, and all other laws enforced by the U.S. Food and Drug Administration (“FDA”) or Drug Enforcement Administration (“DEA”), any comparable state or local regulatory authority, the U.K. Medicines and Healthcare products Regulatory Agency (“MHPRA”), the European Medicines Evaluation Agency (“EMEA”), Health Canada (“HC”), and other comparable governmental or regulatory authority in each jurisdiction where the Products and Product Candidates are (or are currently proposed to be) developed, processed, tested, manufactured, labeled, stored, distributed, sold, or marketed, as applicable, by or on behalf of the Company (each, a “Relevant Regulatory Authority,” and collectively, the “Relevant Regulatory Authorities”).

(b) Eligibility for Government Programs. The Company is not debarred, excluded or restricted in any manner from participation in, any government program related to drug and biological products or any government funded health care program and, to its knowledge, does not and has not employed or obtained products or services from any debarred or otherwise excluded or restricted individual.

(c) Manufacturing Operations. All manufacturing operations conducted by the Company have been and are being conducted in compliance, in all material respects, with the FDA’s or Relevant Regulatory Authorities’ current Good Manufacturing Practices regulations, policies, and requirements for drug and biological products. In addition, each of Seller and the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. §360 and 21 CFR Part 207 and all similar applicable laws and regulations. Except as disclosed in Section 3.30(c)(1) of the Seller Disclosure Schedule, there are no FDA Form 483 notices or similar notices with respect to alleged violation of, or non-compliance with, any laws or regulations in connection with the facilities where Company manufactures any Products or Product Candidates. Except as disclosed in Section 3.30(c)(2) of the Seller Disclosure Schedule, to the knowledge of Seller and the Company, no Third Party manufacturer of Products or Product Candidates or active pharmaceutical ingredient or excipient used in any Products or Product Candidates has received an FDA Form 483 notice or similar notice with respect to alleged violation of, or non-compliance with, any laws or regulations in connection with any facility where such Third Party manufacturer manufactures any Product or Product Candidate or active pharmaceutical ingredient or excipient used in any Product or Product Candidate.

(d) Preclinical Tests and Clinical Trials.

(i) To the knowledge of Seller and the Company, all clinical investigations and trials (including any post-marketing studies), animal studies and preclinical tests and investigations conducted or sponsored by the Company (or on behalf of the Company) (“Preclinical Tests and Clinical Trials”) relating to any Product or Product Candidate have been, and if still pending, are being, conducted in compliance in all material respects with all applicable laws, rules, and regulations, administered or issued by the FDA or any other Relevant Regulatory Authority where the Preclinical Tests and Clinical Trials are being conducted and the requirements and approvals of the applicable institutional review boards or similar entities, including the protocols and informed consents, as applicable, with respect to each Clinical Trial.

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(ii) Neither Seller nor the Company has received any written notice from the FDA or any other Relevant Regulatory Authority where the Preclinical Tests or Clinical Trials are being conducted or any institutional review board or similar entity with jurisdiction over a particular Clinical Trial requiring the termination, suspension, clinical hold, or material modification of any animal study, preclinical study or clinical trial conducted or sponsored by or on behalf of the Company. The Company has not suspended, put on hold or terminated prior to completion any Preclinical Test or Clinical Trial due to adverse events or other safety or efficacy reasons reported during the conduct of such Preclinical Test or Clinical Trial.

(e) Status of Applications. Except as disclosed in Section 3.30(e) of the Seller Disclosure Schedule, the Company has not received any information from the FDA or any other Relevant Regulatory Authority that states or would reasonably be interpreted to mean that any application or supplemental application for marketing approval of any Product or Product Candidate currently pending before the FDA or any other Relevant Regulatory Authority may not receive approval.

(f) No Suspensions or Recalls. Neither Seller nor the Company nor any of their respective representatives, nor, to the knowledge of Seller and the Company, any licensee or assignee of any Product or Product Candidate has received any notice that the FDA or any other Relevant Regulatory Authority has initiated, or threatened to initiate, any action to suspend or otherwise restrict the manufacture, sale, or distribution of any Product or Product Candidate. Except as set forth in Section 3.30(f) of Seller Disclosure Schedule, the Company has not conducted any recalls of any Product. There are no pending or, to the knowledge of Seller and the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, proceedings, complaints, voluntary or involuntary market withdrawals, field corrective actions, safety alerts, destruction orders, seizures, injunctions, adverse letters concerning promotional materials, or other regulatory enforcement actions related to any Product. To the knowledge of Seller and the Company, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action. To the knowledge of Seller and the Company, there are no known material adverse effects from the use of any marketed Products which are not disclosed in the Products’ labeling, and there are no known material adverse effects from the use of any investigational Products which have not been disclosed to the clinical investigators.

(g) No False Statements. Neither Seller nor the Company nor, to the knowledge of Seller and the Company, any of their respective officers, employees or agents acting for Seller or the Company is subject to any pending or, to the knowledge of Seller and the Company, threatened, investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any amendments thereto, (B) the Department of Health and Human Services Office of Inspector General, Department of Justice, or other Governmental Entity pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), or the Federal False Claims Act, or similar state or foreign law. To the knowledge of Seller and the Company, Seller and the Company have not and none of their respective officers, employees or agents acting for Seller or the Company has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for action under any of the statutes, regulations,

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and policy referred to in the foregoing statement. Seller and the Company have not and none of their respective officers, employees or agents acting for Seller or the Company has been convicted of any crime or engaged in any conduct that, to the knowledge of Seller and the Company, would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign law or (B) exclusion under 42 U.S.C. §1320a-7 or any similar state or foreign law.

(h) Correspondence and Reports. Seller has delivered or made available to Buyer (by deposit into the online and physical data room maintained by Seller in connection with the transactions contemplated by this Agreement followed by written notice of such deposit to Buyer) true, correct and complete copies of:

(i) all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Relevant Regulatory Authority, that indicate a lack of compliance with the regulatory requirements of the FDA or any other Relevant Regulatory Authority, including any regulatory or warning letters or notice under 21 U.S.C. § 335 with respect to any Product or Product Candidate;

(ii) all written correspondence or reports to or from the FDA and each Relevant Regulatory Authority, all written summaries of meetings, with the FDA and each Relevant Regulatory Authority, and all other written records relating to material contacts between Seller, the Company or any of their representatives, on the one hand, and the FDA or any other Relevant Regulatory Authority, on the other hand, relating to the Company or any Product or Product Candidate;

(iii) each New Drug Application (“NDA”) and each Investigational New Drug Application (“IND”), and each similar state or foreign regulatory submission made by or on behalf of the Company, including all supplements and amendments thereto which relates to any Product or Product Candidate.

(i) No Proceedings. To the knowledge of Seller and the Company, there are no proceedings pending with respect to any violation or alleged violation by Seller or the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Entity.

(j) Certain Claims and Payments.

(i) To the knowledge of Seller and the Company, the Company has not (i) solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind, for the purpose of making or receiving any referral, purchase, lease, order, or recommendation of a purchase, lease, or order, which violated any applicable anti-kickback or similar law, including the Anti-Kickback Statute, or any applicable state anti-kickback law, or (ii) submitted or caused to be submitted any claim for payment to any payment program in violation of any laws relating to false claims or fraud, including the Federal False Claims Act, 31 U.S.C. § 3729 and 18 U.S.C. § 287 (the “Federal False Claims Act”); the Program Fraud Civil Remedies Act, 31 U.S.C. § 3802 (the “Program Fraud Civil Remedies Act”); or any applicable state false claim or fraud law.

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(ii) The Company has complied with all applicable data security and privacy standards, laws, and regulations regarding health information, including without limitation all applicable privacy, data security, and data security breach notification laws or regulations, and contractual obligations undertaken by the Company pursuant to such laws or regulations.

(iii) Section 3.30(j) of the Seller Disclosure Schedule lists all written claims or statements (including all material correspondence) received from Governmental Entities during the three year period prior to the Closing which alleges (i) any material violation of any applicable rule, regulation, policy or requirement of any federal or state government funded healthcare program with respect to any activity, practice or policy of the Company, including any claim for payment or reimbursement submitted or caused to be submitted by the Company or any payment or reimbursement paid to the Company. To the knowledge of Seller and the Company, the Company is not in material violation of any applicable rule, regulation, policy or requirement of any federal or state government funded healthcare program and there is no reasonable basis to anticipate any investigation or inquiry, or the assertion of any claim or demand by any Governmental Entities with respect to any of the activities, practices, policies or claims of the Company, or any payments or reimbursements claimed by the Company, in each case concerning or relating to any federal or state government funded health care program. The Company is not the subject of any outstanding audit by any Governmental Entities. To the knowledge of Seller and the Company, there are no reasonable grounds to anticipate any such audit, except such audits in the ordinary course of review.

(k) Compliance with Certain Statutes and Regulations.

(i) To the knowledge of Seller and the Company, the Company has not submitted or caused to be submitted any claim to any government-funded health care program in connection with any referrals that violated any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral law.

(ii) Neither the Company nor, to the knowledge of Seller and the Company, any of their respective officers, directors or employees, acting in their capacities as such, is or has been involved in any activities which are, or are alleged in writing by any qui tam relator or Governmental Entity to be, prohibited under the federal Medicare and Medicaid statutes, including 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, 31 U.S.C. § 3802, 18 U.S.C. §1347, § 287, §1001, and § 1035, or the federal CHAMPUS/TRICARE statute, or the regulations promulgated pursuant to such federal statutes.

(l) Authorizations and Permits. To the knowledge of Seller and the Company, Seller and the Company have received approval from the FDA and all other applicable Relevant Regulatory Authorities of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company as currently conducted (the “Material Permits”) and all such Material Permits are valid and in full force and effect. To the knowledge of Seller and the Company, any third party which is a manufacturer of any Product or Product Candidate, or active pharmaceutical ingredient or excipient thereof, for the Company is in compliance in all material respects with all

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approvals, registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations of the FDA and other Relevant Regulatory Authorities insofar as the same pertain to the manufacture of any Product or Product Candidate, or active pharmaceutical ingredient or excipient thereof, for the Company. To the knowledge of Seller and the Company, no Relevant Regulatory Authority is considering revoking, withdrawing, suspending, canceling, terminating or modifying any Material Permit.

(m) Rights and Obligations Respecting Other Products, Product Candidates, and Regulatory Matters. Except as set forth in Section 3.30(m) of the Seller Disclosure Schedule, there are no NDAs, ANDAs, INDs, Drug Master Files (“DMF”), regulatory agent relationships, or other regulatory applications, dossiers, licenses, permits, or filings of any kind in any jurisdiction, for which the Company has any right, interest, ownership, obligation, or authority, other than those related to DepoCyt, DepoDur, DepoBupivacaine and products related to the Biosphere technology. To the knowledge of Seller and the Company, the Company has complied with all legal and regulatory requirements and obligations administered or enforced by all Relevant Regulatory Authorities in connection with the NDAs, ANDAs, INDs, DMFs, and regulatory agent relationships identified in Section 3.30(m) of the Seller Disclosure Schedule.

3.31. Disclosure. No representation or warranty by Seller contained in this Agreement or any Ancillary Agreement, and no statement contained in the Seller Disclosure Schedule or any other document, certificate or other instrument delivered or required to be delivered by or on behalf of Seller or the Company pursuant to this Agreement or any of the Ancillary Agreements, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Seller and the Company have not failed to disclose to Buyer any agreement, commitment, obligation, regulatory inquiry or notice, legal claim or liability of the Company (whether absolute or contingent) that (a) is known to Seller or the Company or would be known to Seller or the Company after reasonable inquiry by them and (b) is not within the actual knowledge of Buyer and (c) would be reasonably considered to be material to the Company. Solely for purposes of this Section 3.31, it is agreed that Buyer shall be presumed to have actual knowledge of the following documents that Seller has delivered or made available to Buyer and its legal and accounting advisers: (i) documents included in electronic form on the Stringer Saul LLP “Project San Diego” CD’s dated November 2006 and delivered to Buyer and its legal and accounting advisers in November 2006; (ii) documents in paper form delivered to Buyer and its legal and accounting advisers since November 17, 2006; (iii) documents in the online and physical data rooms on November 22, 2006 that have been maintained by the Company in connection with the transactions contemplated by this Agreement and to which Buyer and its legal and accounting advisers were provided actual access (as listed in the indexes e-mailed to Buyer on November 22, 2006); and (iv) documents e-mailed to Buyer and its legal and accounting advisers after November 22, 2006, or deposited after November 22, 2006 into the online and physical data rooms followed by written notice (including notice by e-mail) of such deposit, listing the documents so deposited, to Buyer.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1. Organization, Qualification and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer has furnished or made available to Seller complete and accurate copies of its Certificate of Incorporation and By-laws.

4.2. Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

4.3. Noncontravention. Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of Buyer, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

4.4. Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

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4.5. Investment Representation. Buyer is acquiring the Shares from Seller for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.6. Funding. Buyer has heretofore obtained equity commitment letters (the “Commitment Letters”) covering the funding expected to be required for the consummation of the transactions contemplated by this Agreement and naming Parent as a third party beneficiary, copies of which have heretofore been provided to Seller. Each such Commitment Letter is in full force and effect in the form heretofore provided to Seller. Buyer has no reason to believe that the Commitment Letters will not be fully performed in accordance with the terms thereof.

ARTICLE V

COVENANTS

5.1. Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to procure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.

5.2. Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, each Party shall use its commercially reasonable efforts to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby, required under (i) the HSR Act and any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to the contrary in this Agreement, neither Party shall be obligated (A) to institute or pursue litigation or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses. Buyer shall pay the filing fees of the notification reports required to be filed under the HSR Act.

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(b) Seller and the Company shall, and shall procure that Parent shall, use their respective commercially reasonable efforts to obtain, at Seller’s and Parent’s expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Seller Disclosure Schedule.

5.3. Parent Shareholder Approval. As promptly as practicable and (subject to receipt of approval by the UK listing authority) in no event more than ten (10) business days following the date of this Agreement (or, if later, three (3) business days after approval by the UK listing authority), Parent shall post a circular containing a notice calling an extraordinary general meeting of the shareholders of Parent (“EGM”) to seek the requisite approval of Parent’s shareholders (the “Circular”), such meeting to be held on a date as soon as practicable and in no event later than the thirtieth (30th) day following the posting of the Circular. Parent shall provide Buyer with reasonable opportunity to review and comment on the Circular, and no reference to Buyer or to the rights and obligations of the Parties under this Agreement or any of the Ancillary Agreements shall be made in the Circular without Buyer’s consent, which shall not be unreasonably withheld by Buyer. To the fullest extent permitted by applicable law, (i) Parent and its Board of Directors shall recommend that Parent’s shareholders vote to approve this Agreement and the transactions contemplated hereby and shall include such recommendation in the Circular, and (ii) neither Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, in any manner adverse to Buyer, such recommendation; provided, that nothing in this Agreement shall prevent Parent’s Board of Directors from withdrawing such recommendation prior to the EGM if in the exercise of their fiduciary obligations (determined in good faith by Parent’s Board of Directors following consultation with outside counsel) the failure to take such action would result in a breach of their fiduciary obligations. Parent shall use its commercially reasonable efforts and take all action that is reasonable and lawful to solicit its shareholders to vote (or to deliver proxies) in favor of approval of this Agreement and the transactions contemplated hereby and shall take all other reasonable and lawful action necessary or advisable to secure the required approvals of Parent’s shareholders. Without limiting the generality of the foregoing provisions, Dr. Argeris (Jerry) Karabelas, Frank Condella, Ken Cunningham, Peter Grant, Dr. David Ebsworth, R. Stephen Harris, and Alan Bray shall confirm in the Circular their intention to vote in favor of the resolutions put at the EGM in a form heretofore approved by Buyer and shall recommend in the Circular that Parent’s shareholders do the same. Parent shall cause the Circular to include all information required by all applicable laws, including all required information regarding the terms of this Agreement and the transactions contemplated by this Agreement. To the extent subject thereto, the Circular will comply with applicable U.S. securities laws.

5.4. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall, and Seller shall cause the Company to, conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, and pay obligations incurred by it after the date of this Agreement and prior to the Closing (other than obligations disputed by the Company in good faith by appropriate

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proceedings) either when due or otherwise substantially consistently with its past practices, to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, and Seller shall cause the Company not to, take any of the following actions without the written consent of Buyer:

(a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of preferred shares, options or warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any options, warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.22 of the Seller Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business and as otherwise required or expressly permitted by this Agreement;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Encumbrance;

(g) discharge or satisfy any Encumbrance or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

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(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in IFRS, or make any new elections, or changes to any current elections, with respect to Taxes, except as required by this Agreement;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13 or Section 3.15 of the Seller Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of [**] dollars ($[**]) per item or [**] dollars ($[**]) in the aggregate;

(l) institute or settle any Legal Proceeding in which the matter in controversy is more than [**] dollars ($[**]) without Buyer’s consent (which consent shall not be unreasonably withheld);

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue such that any of the conditions set forth in Article VI or Article VII would not be satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

5.5. Access to Information. From and after the date of this Agreement to the Closing Date:

(a) The Company shall permit representatives of Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants, subject to Buyer’s entering into a separate agreement with such accountants to permit such access), contracts, other records and documents, and personnel, of or pertaining to the Company. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to tax records relating to any Affiliated Group of which Seller is the common parent, other than records relating solely to the Company.

(b) Within fifteen (15) days after the end of each month ending prior to the Closing, beginning with the month of January 2007, the Company shall furnish to Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby (except as set forth in Section 3.6(a) of the Seller Disclosure Schedule), and shall be consistent with the books and records of the Company.

(c) Buyer (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

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5.6. Notice of Breaches.

(a) From the date of this Agreement until the Closing, Seller and the Company shall promptly deliver to Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Seller Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Seller Disclosure Schedule.

(b) From the date of this Agreement until the Closing, Buyer shall promptly deliver to the Company and Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

5.7. Exclusivity. Prior to the Closing:

(a) Neither Seller nor the Company shall directly or indirectly, through Parent or any Affiliate of Parent or through any officer, director, employee, representative, or agent of Seller, the Company, Parent or any Affiliate of Parent or otherwise, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any third party (other than Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any subsidiary or any division of the Company to any third party (other than Buyer) or (iii) engage in discussions or negotiations with any third party (other than Buyer) concerning any such transaction.

(b) Seller and the Company shall (and represent and warrant that Parent will) immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If Parent, the Company or Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, Seller shall, within two business days after such receipt, notify Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.8. Expenses. Except as set forth in Article VIII, Section 5.2 and the Escrow Agreement, Buyer shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and Seller shall bear the costs and expenses (including legal and accounting fees and expenses) incurred by Seller, and/or the Company in connection with this Agreement and the transactions contemplated hereby.

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5.9. Transition Services. Prior to the Closing, Buyer and Seller shall enter into a transition services agreement in substantially the form of Exhibit H hereto and otherwise in form reasonably acceptable to the Parties, pursuant to which Seller shall provide (or shall procure for Parent or an appropriate Affiliate of Parent to provide) to Buyer and Buyer shall provide to Seller the services described in Schedule 5.9 following the Closing (the “Transition Services Agreement”).

5.10. License Agreement. Prior to the Closing, Seller shall arrange for Parent to enter into a license agreement with Buyer and the Company in substantially the form of Exhibit I hereto.

5.11. Assignment; Inter-Company Adjustments and Eliminations. After the date of this Agreement and prior to the Closing: (a) Seller shall assign or arrange to have assigned to the Company (i) the Biosphere Patents and all other patents and patent applications listed in Schedule 5.11(a)(i) hereto and (ii) all trademarks and tradenames containing the word “Biosphere” or any variations and derivatives thereof, and all other trademarks and servicemarks listed in Schedule 5.11(a)(ii) hereto, that have heretofore been registered in the name of Affiliates of the Company, in each case, pursuant to Assignments in substantially the forms of Exhibit G hereto (the “Biosphere Assets”); and (b) the Company shall distribute to Seller and its Affiliates the assets identified in Schedule 5.11(b) (the “Excluded Assets”), except for the investment for GeneMedix Plc. For the avoidance of doubt, Seller represents and warrants that the investment in GeneMedix is not owned by the Company and is not reflected in the Financial Statements, and Buyer acknowledges that such investment shall not be treated as an asset of the Company. Prior to the Closing, Seller shall take (and shall cause the Company to take) all action required to cause the Company’s balance sheet as of the Closing to reflect the eliminations and adjustments described in Schedule 6.12, in accordance with the conditions set forth therein. After the Closing, if any payment is received by Buyer or the Company in respect of any receivable retained by or assigned to Seller pursuant to this Agreement, Buyer and the Company shall promptly deliver such payment to Seller, and if any payment is received by Seller or any of its Affiliates in respect of any receivable retained by or assigned to the Company or Buyer pursuant to this Agreement, Seller shall promptly deliver such payment to the Company or Buyer, as Buyer shall direct.

5.12. [Intentionally Omitted.]

5.13. Change of Company Name. Promptly following the Closing, Buyer shall change the name of the Company to a name that is not related to the Names and not likely to be confused with the Names. Buyer shall make all filings and/or notifications required by any applicable law to effect the change in name of the Company.

5.14. Sharing of Certain Data. Seller and its professional advisers shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence,

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production records, employment records and other records that are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Company prior to the Closing Date and for complying with its obligations under applicable financial reporting, securities, Tax, environmental, employment or other laws and regulations. Buyer and its professional advisers shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Seller’s and Parent’s independent accountants), Tax records of the Company, correspondence, production records, employment records and other records of the Company that are or may be retained by Seller or its Affiliates (including Parent) pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by, or would be reasonably helpful to, Buyer for the purpose of conducting the business of the Company after the Closing or complying with its obligations or asserting its rights under applicable financial reporting, securities, Tax, environmental, employment or other laws and regulations. Neither Buyer nor Seller shall destroy (and Seller shall procure for Parent not to destroy) any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to Tax records relating to any Affiliated Group of which Seller is the common parent, other than records relating solely to the Company.

5.15. Certain Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) To the extent not previously filed, Seller shall prepare and timely file or shall cause to be prepared and timely filed (at its own cost and expense) (x) all Pre-Closing Tax Returns for any Income Taxes of the Company and (y) all other Pre-Closing Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date. If necessary under applicable law, Buyer shall cause the Company to execute any such Pre-Closing Tax Return or provide to Seller appropriate powers of attorney.

(ii) To the extent not previously filed, Buyer shall prepare and timely file or cause to be prepared and timely filed (at its own cost and expense) all Pre-Closing Tax Returns of the Company that are not described in Section 5.15(a)(i) and all Straddle Period Tax Returns of the Company. Buyer shall deliver or cause to be delivered drafts of each such Tax Return to Seller for its review at least thirty (30) days prior to the Due Date of such Tax Return and, in the case of a Straddle Period Tax Return, shall notify Seller of Buyer’s calculation of Seller’s share of the Taxes of the Company (determined in accordance with Section 5.15(d)) for such Straddle Period; provided, however, that such draft of such Straddle Period Tax Return or any Pre-Closing Tax Return to which this Section 5.15(a)(ii) applies, as the case may be, and, in the case of a Straddle Period Tax Return, the calculation of Seller’s share of the Tax liability for such Straddle Period (determined in accordance with Section 5.15(d)), in each case, shall be subject to Seller’s review and approval. If Seller disputes any item on any Tax Return to which this Section 5.15(a)(ii) applies, it shall notify Buyer of such disputed item (or items) and the basis for its objection. Buyer and Seller shall act in good faith to resolve any dispute as promptly as practicable. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved in accordance with Article XI.

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(iii) Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller shall each be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns required to be filed in connection with Transfer Taxes, and Seller shall cooperate with Buyer in connection with the preparation of any such Tax Return relating to Transfer Taxes.

(b) Tax Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and the Company in respect of and against (without duplication):

(i) all liabilities for Taxes imposed on the Company with respect to Pre-Closing Periods, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date and as determined in the manner provided in Section 5.15(d);

(ii) all liabilities for Taxes imposed on the Company under Section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local and foreign law) as a result of having been a member of any Affiliated Group for any taxable period ending on or before or that includes the Closing Date;

(iii) all Transfer Taxes for which Seller is liable pursuant to Section 5.15(a)(iii);

(iv) any breach of a representation set forth in Section 3.9; and

(v) all out-of-pocket expenses for advisors resulting from a breach of any obligation of Seller set forth in this Section 5.15;

provided, however, that Seller shall not be responsible for and shall not indemnify Buyer for (A) all Transfer Taxes for which Buyer is liable pursuant to Section 5.15(a)(iii), (B) an amount equal to the aggregate amount of Tax Reserves, (C) any and all Taxes imposed on the Company as a result of any election under Section 338 of the Code; and (D) any and all Taxes imposed on the Company as a result of any action taken by Buyer after the Closing that is not in the Ordinary Course of Business or that result from a breach of any of Buyer’s obligations pursuant to this Agreement (collectively, “Excluded Taxes”).

(c) Tax Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller in respect of and against (without duplication):

(i) all Excluded Taxes;

(ii) all liabilities for Taxes imposed on the Company with respect to any period beginning after the Closing Date (a “Post-Closing Period”);

(iii) all liabilities for Taxes imposed on the Company with respect to a Straddle Period, but only with respect to the portion of such Straddle Period beginning after the Closing Date, as determined in accordance with the principles set forth in Section 5.15(d);

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(iv) all Taxes and out-of-pocket expenses for advisors resulting from a breach of any obligation of Buyer set forth in this Section 5.15.

(d) Allocation of Certain Taxes.

(i) Buyer and Seller agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period. Buyer and Seller agree that they will treat the Company as if it ceased to be part of the Affiliated Group of corporations of which the Company is a member within the meaning of Section 1504 of the Code, and, to the extent applicable, any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(ii) The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (A) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 5.15(a)(iii), the amount which would be payable if the taxable year ended on (and included) the Closing Date, and (B) in the case of Taxes not described in Section 5.15(d)(ii)(A) (including Taxes imposed on a periodic basis (such as real property Taxes)), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of this Agreement, transactions that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of the Company shall be considered to be attributable to the period that commences on the day following the Closing Date. For purposes of Section 5.15(d)(ii)(A), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

(e) Refunds. Buyer shall pay to Seller (a) all Tax refunds and credits of Taxes (including any interest in respect thereof) received by any of Buyer or its Affiliates or the Company after the Closing Date and attributable to Taxes paid by the Company with respect to any Pre-Closing Period and (b) the portion of all refunds of Taxes or credits of Taxes (including any interest in respect thereof) received by any of Buyer or its Affiliates or the Company after the Closing Date and attributable to Taxes paid by the Company with respect to any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 5.15(d)), Notwithstanding anything in this Section 5.15(e) to the contrary, Seller shall not be entitled to receive payment under this Section 5.15(e) to the extent such refunds or credits are (i) attributable to items of loss, deduction or credit which arise in any Post-Closing Period and that are carried back to a Pre-Closing Period or Straddle Period, or (ii) reflected as an asset of the Company on the Final Closing Net Assets Statement. Any such refunds or credits of Taxes required to be paid by Buyer to Seller shall be paid within five (5) business days of the receipt of such refunds or credits of Taxes by Buyer, its Affiliates or the Company.

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(f) Cooperation. Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns of or relating to the Company and the conduct of all Tax Audits or other administrative or judicial proceedings relating to the determination of any Tax of the Company for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns of the Company or return preparation packages to the extent related solely to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns of or relating to the Company, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns of or relating to the Company as is relevant to their preparation. Such cooperation and information also shall include without limitation provision by the Company to Seller of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company, and providing copies of all relevant Tax Returns to the extent related solely to the Company, together with accompanying schedules and related workpapers, documents relating to rulings received by the Company or other determinations by any Taxing Authority with respect to the Company and records concerning the ownership and Tax basis of property of the Company, which the requested Party may possess. Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder. The obligations of Buyer and the Company under this Section 5.15(f) shall include the provision of information to Seller that is required by Seller to enable it to file any Tax Return of an Affiliated Group of which it is the common parent and the Company is or was a member.

(g) Tax Audits. Buyer shall deliver a written notice to Seller in writing promptly following any demand, claim, or notice of commencement of a claim, audit, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Company for which Seller may be liable pursuant to Section 5.15 (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer or the Company) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses, if any (the “Tax Claim Notice”), provided, however, that no delay or failure on the part of Buyer to notify Seller pursuant to this Section 5.15(g) shall relieve Seller of any liability or obligations under Section 5.15 except to the extent that Seller is adversely prejudiced as a consequence of such failure.

(i) With respect to Tax Contests for Taxes of the Company for a Pre-Closing Period, Seller may elect to assume and control the defense of such Tax Contest by written notice to that effect to Buyer within twenty (20) days after delivery by Buyer to Seller of the Tax Claim Notice. If Seller elects to assume and control the defense of such Tax Contest, it (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (3) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that Seller shall not enter into any settlement with respect to any such Tax Contest that relates to Taxes of the Company for a Pre-Closing Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and Buyer shall (and shall cause its Affiliates) to cooperate with Seller in pursuing such

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Tax Contest (including by providing appropriate powers of attorney). If Seller elects to assume the defense of any Tax Contest, (A) Seller shall keep Buyer reasonably informed of all material developments and events relating to such Tax Contest and (B) at its own cost and expense, Buyer shall have the right to participate in (but not control) the defense of such Tax Contest.

(ii) In connection with any Tax Contest that relates to Taxes of the Company for a Pre-Closing Period that Seller does not elect to control pursuant to Section 5.15(g)(i), such Tax Contest shall be controlled by Buyer and Seller agrees to cooperate with Buyer in pursing such Tax Contest, provided, however, that none of Buyer or its Affiliates (including the Company) shall enter into any settlement with respect to any such Tax Contest that relates to Taxes of the Company for a Pre-Closing Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. In connection with any Tax Contest that is described in this Section 5.15(g)(ii) and controlled by Buyer, Buyer shall keep Seller reasonably informed of all material developments and events relating to such Tax Contest and, at its own cost and expense, Seller shall have the right to participate in (but not control) the defense of such Tax Contest.

(iii) Buyer and Seller shall jointly control (at each Party’s own cost and expense) all Tax Contests relating to Straddle Periods of the Company. The Parties agree to cooperate with each other in pursuing any such Tax Contest and neither Buyer nor Seller shall (or shall permit any of their Affiliates) to settle a Tax Contest relating to a Straddle Period of any Company without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(h) Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements between the Company, on the one hand, and Seller or Parent, on the other hand, shall be terminated prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

(i) Exclusivity; Conflicts. Notwithstanding anything to the contrary contained in this Agreement, (i) this Section 5.15 shall be the exclusive means by which a Party to this Agreement may seek indemnification relating or attributable to Taxes or Tax Returns, (ii) claims for indemnification pursuant to Sections 5.15(a) and (b) may be made by a Party at any time prior to the sixtieth (60th) day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (iii) to the extent there is any inconsistency between the terms of this Section 5.15 and any other provision of this Agreement, the provisions of this Section 5.15 shall govern and control, provided, however, that Sections 8.3(f), 8.5(c), 8.5(d) and 8.5(e) (or the principles of such Sections) shall apply to this Section 5.15.

(j) Treatment of Indemnification Payments. Any payments made to an Indemnified Party pursuant to this Section 5.15, Article VIII, or the Escrow Agreement shall be treated as an adjustment to the Adjusted Purchase Price for Tax purposes.

(k) FIRPTA Certificate. Prior to the Closing, Seller shall deliver to Buyer a certification that it is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If Buyer does not receive the certification described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

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(l) Taxes. Notwithstanding any other provision in this Agreement, except the last sentence of this Section 5.15(l), Buyer, the Company, and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or any other recipient of payments in respect of which such deduction and withholding were made. Unless otherwise required by a change in law after the date hereof, Buyer shall not withhold any Taxes in respect of payments to be made to Seller for the covenants not to compete set forth in Section 9.3(a), as determined in accordance with Section 1.9 and Schedule 1.9.

(m) No Section 338 Election. None of Buyer or its Affiliates shall make any election pursuant to Section 338 of the Code (or any comparable provision of state, local or other Tax law) with respect to the Company.

(n) No Amendment. Neither Buyer nor the Company shall amend any Tax Return of the Company relating to a Pre-Closing Period or Straddle Period without the consent of Seller; provided, however, that Buyer or the Company shall be permitted to amend any such Tax return without the consent of Seller if Seller will not be adversely affected thereby, taking into account Seller’s obligations under this Agreement.

(o) Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seller (or any of their Affiliates) shall be required to indemnify or hold harmless Buyer and its subsidiaries (including after the Closing, the Company) and each Indemnified Buyer Party in respect of or against any and all Losses resulting from, relating or attributable to (i) Taxes or Tax Returns other than as set forth in Sections 5.15(b)(i), 5.15(b)(ii), 5.15(b)(iii), 5.15(b)(iv) (solely to the extent of Taxes of the Company for Pre-Closing Periods and Straddle Periods (determined in accordance with Section 5.15(d)) and 5.15(b)(v); provided, however, that the limitations imposed by this Section 5.15(o)(i) shall not apply to Losses resulting from a breach of Sections 3.9(a)(v), 3.9(a)(xii), 3.9(a)(xvi), 3.9(c), 3.22(h), 3.22(k), and 3.22(m) and (ii) any Tax attribute of the Company (other than resulting from a breach of Section 3.9(c)), including any net operating loss carryover or credit carryover, or the determination that any such carryover is subject to any limitation on its use under applicable law.

(p) Limitation on Actions. Subject to Section 5.15(g), neither Buyer nor any of its Affiliates (including after the Closing, the Company) shall take any action after the Closing relating or attributable to (or that would reasonably be expected to affect Taxes with respect to) a Pre-Closing Period or Straddle Period of the Company that would reasonably be expected to result in any increased Tax liability (or a reduction in a Tax refund or credit) in respect of a Pre-Closing Period of the Company or the portion of a Straddle Period of the Company ending on the Closing Date (determined in accordance with the principles of Section 5.15(d)). Subject to

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Section 5.15(g), neither Seller nor any of its Affiliates shall take any action after the Closing relating or attributable to (or that would reasonably be expected to affect Taxes with respect to) a Post-Closing Period or Straddle Period of the Company that would reasonably be expected to result in any increased Tax liability (or a reduction in a Tax refund or credit) in respect of a Post-Closing Period of the Company or the portion of a Straddle Period of the Company beginning after the Closing Date (determined in accordance with the principles of Section 5.15(d)), provided, however, that all Pre-Closing Period Tax attributes of the Company (and any Tax attributes relating to the portion of any Straddle Period ending on the Closing Date determined in accordance with the principles of Section 5.15(d)), other than to the extent of the tax basis represented in Section 3.9(c), shall be ignored.

(q) Transfer of Biosphere Assets. Unless otherwise required by a Final Determination, the Parties shall (i) treat the transfer of the Biosphere Assets to the Company pursuant to Section 5.11(a) as a taxable transaction (and not as a transaction to which section 351 of the Code (or any comparable provision of any state, local or foreign tax jurisdiction) applies), and (ii) report such transfer as a taxable transaction for all Tax purposes and in a manner consistent with such assets having a fair market value as of the Closing Date equal to approximately [**] dollars ($[**]).

(r) Unless otherwise required by a Final Determination or change in law after the date hereof, Seller shall not include in gross income on the Seller’s 2007 U.S. consolidated Tax Return for Income Taxes and any comparable 2007 Tax Return for state or local Income Taxes (taking into account Section 108 of the Code and Section 1.1502-28 of the Treasury regulations promulgated under the Code, and any comparable provisions of state or local Tax law), any material amount of cancellation of indebtedness income that may result from Seller’s assumption of the net debt owed by the Company to Parent and/or to any of its Affiliates (the “Company Debt”) and Parent’s and/or any of its Affiliates’ novation of the Company liability under the Company Debt to Seller. The adjustments to the assets and liabilities of the Company set forth in Schedule 6.12 shall be effected in a manner that does not result, in any material respect, in any adverse Tax effect on the Company, other than the possible reduction of Tax attributes of the Company other than the tax basis represented in Section 3.9(c).

5.16. Employee Retention Arrangements. Seller shall pay (on behalf of the Company, when due), or shall reimburse the Company (promptly following payment by the Company and notice by the Company to Seller) for, all amounts due to be paid by the Company after the Most Recent Net Assets Statement Date to Company employees pursuant to the Company’s Stay Incentive Plan and related Stay Incentive Agreements to the extent that such employees do not accept stock (or options to acquire stock) of Buyer or the Company (as determined by Buyer) in lieu of such cash amounts under the Stay Incentive Plan and Stay Incentive Agreements.

5.17. Transfer of Rights and Obligations Respecting Other Products, Product Candidates, and Regulatory Matters. Prior to the Closing, the Company will transfer to a third party(ies) acceptable to Buyer all rights, interest, ownership, obligations, and authority with respect to all NDAs, INDs, DMFs, regulatory agent relationships, and other regulatory applications, dossiers, licenses, permits, or filings other than those related to DepoCyt, DepoDur, DepoBupivacaine, and products related to the Biosphere technology.

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ARTICLE VI

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived (to the extent legally waivable) in writing in the sole discretion of Buyer:

6.1. Parent Shareholder Approval and Other Consents and Approvals. The requisite approval of Parent’s shareholders as set forth in Sections 2.2, 3.3 and 5.3 shall have been obtained, and Parent, Seller and the Company shall have obtained at their own expense (and shall have provided copies thereof to Buyer) the consents and approvals described in Schedule 6.1 and all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2(a) which are required on the part of Seller, Holder and the Company.

6.2. Continued Accuracy of Representations and Warranties of Seller and the Company. The representations and warranties of Seller set forth in Article II, the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

6.3. Compliance with Covenants and Obligations. Seller and the Company shall have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under this Agreement and Parent shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with in the Parent Guaranty as of or prior to the Closing Date.

6.4. Adverse Proceedings. No Legal Proceeding shall be pending or threatened against Parent, Seller or the Company or any of their Affiliates (a) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (b) seeking to cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded, (c) wherein an adverse judgment would have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.

6.5. Seller Compliance Certificate. Seller shall have delivered to Buyer the Seller Compliance Certificate.

6.6. Resignations. Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which Buyer designates, by written notice to the Company, and other than the individual named in Section 6.10(j)).

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6.7. Opinion of Counsel. Buyer shall have received from counsel to Parent, Seller and the Company an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Buyer and dated as of the Closing Date.

6.8. Additional Closing Deliveries. Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.9. HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

6.10. Certain Agreements.

(a) Paul Capital. The Paul Capital Agreements shall have been amended as set forth in the Paul Capital Term Sheet annexed as Exhibit E hereto, and no other consent or waiver of Paul Capital shall be required for the execution or delivery of this Agreement or any of the Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby (other than consents and waivers that shall heretofore have been obtained and delivered to Buyer and be in full force and effect).

(b) Endo. The Development and Marketing Strategic Alliance Agreement dated December 31, 2002 among Endo Pharmaceuticals, Inc., SkyePharma, Inc. and SkyePharma Canada Inc. shall have been terminated in accordance with the Termination Agreement with respect thereto substantially in the form of Exhibit F hereto and on the terms set forth Schedule 6.10(b) hereto.

(c) Parent Guaranty. Parent shall have executed and delivered to Buyer the Parent Guaranty, and the Parent Guaranty shall be in full force and effect.

(d) Release of Encumbrances, Upstream and Sister-Company Guarantees. The Company and its assets and properties shall have been fully, absolutely and unconditionally released from (i) all guarantees and obligations in respect of liabilities and obligations of Parent, Seller and their Affiliates and (ii) all Encumbrances (including liens in favor of General Electric Capital Corporation) other than liens in favor of equipment lessors with respect to equipment that is leased to the Company and will remain in the possession of the Company following the Closing.

(e) License Agreement. Seller shall have executed and delivered (and shall have procured for Parent and its Affiliates to execute and deliver) to Buyer a License Agreement in substantially the form of Exhibit I hereto with Buyer and the Company in form reasonably acceptable to Buyer and such License Agreement shall be in full force and effect.

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(f) Patent and Trademark Assignments. Seller shall have executed and delivered (and shall have procured for Parent and its Affiliates, as applicable, to execute and deliver) to the Company a patent assignment with respect to the Biosphere Patents and all other patents and patent applications listed in Schedule 5.11(a)(i) hereto and a trademark assignment with respect to the name “Biosphere” and all trademarks and tradenames containing the word “Biosphere” or any variations and derivatives thereof, and all other trademarks and servicemarks listed in Schedule 5.11(a)(ii) hereto, in each case substantially in the forms of Exhibit G hereto, and each such assignment shall be in full force and effect.

(g) [Intentionally Omitted].

(h) Transition Service Agreement. Seller shall have executed and delivered (and shall have procured for Parent and its Affiliates to execute and deliver) to Buyer the Transition Services Agreement, and such agreement shall be in full force and effect.

(i) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect.

6.11. No Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and no circumstance shall exist and no event or occurrence shall have occurred, that would be reasonably likely to result in a Company Material Adverse Effect.

6.12. Balance Sheet. Seller and the Company shall have taken all action required to cause the Company’s balance sheet as of the Closing to reflect the eliminations and adjustments described in Schedule 6.12.

6.13. 401(k) Contribution. Parent or Seller shall have paid in full (or shall have caused the Company to pay, out of funds provided by Parent or Seller, to the extent necessary) the 401(k) contribution to be made by the Company for 2006, in a total amount of $[**].

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing (to the extent legally waivable) in the sole discretion of Seller:

7.1. Parent Shareholder Approval. The requisite approval of Parent’s shareholders as set forth in Section 5.3 shall have been obtained.

7.2. Continued Accuracy of Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in the first sentence of Section 4.1 and in Section 4.2 and any representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

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7.3. Compliance with Covenants and Obligations. Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

7.4. Adverse Proceedings. No Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (c) have, individually or in the aggregate, a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.

7.5. Buyer Compliance Certificate. Buyer shall have delivered to Seller the Buyer Compliance Certificate.

7.6. Opinion of Counsel. Seller shall have received from counsel to Buyer an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to Seller and dated as of the Closing Date.

7.7. Additional Closing Deliveries. Seller shall have received such other certificates and instruments (including certificates of good standing of Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as Seller shall reasonably request in connection with the Closing.

7.8. HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

7.9. Transition Service Agreement. Buyer shall have executed and delivered to Seller the Transition Services Agreement, and such agreement shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by Seller. Seller shall indemnify Buyer and its subsidiaries (including, after the Closing, the Company) and their respective directors, offices, employees, agents and representatives (each an “Indemnified Buyer Party” and collectively the “Indemnified Buyer Parties”) in respect of, and hold harmless each of the Indemnified Buyer Parties against, any and all Losses incurred or suffered by the Indemnified Buyer Parties resulting from, relating to or constituting:

(a) any breach of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Seller or the Company contained in this Agreement, any of the Ancillary Agreements or any other agreement or instrument furnished by Seller or the Company to Buyer expressly pursuant to this Agreement, or any Third Party Claim alleging matters that would, if true, constitute such a breach or inaccuracy;

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(b) any failure to perform any covenant or agreement of Seller or the Company contained in this Agreement, any of the Ancillary Agreements or any agreement or instrument furnished by Seller or the Company to Buyer expressly pursuant to this Agreement, or any Third Party Claim alleging matters that would, if true, constitute such a failure;

(c) any claim by Endo relating to DepoDur for any act or omission occurring or any circumstance existing prior to the Closing;

(d) any Losses arising out of conditions or events involving noncompliance with or violation of, prior to the Closing, any Permit or Environmental Law relating to wastewater discharge;

(e) any claim by Paul Capital Partners or any of its Affiliates for any breach after the Closing Date of any obligation of Parent, Seller or any of their Affiliates pursuant to any agreement between Parent, Seller or any of their Affiliates, on one hand, and Paul Capital Partners or any of its Affiliates, on the other hand;

(f) any of the claims identified in Schedule 8.1(f);

(g) the 401(k) contribution to be made by the Company for 2006, in a total amount of $[**], to the extent (if any) that such amount is not paid by Parent or Seller at or prior to the Closing; and/or

(h) any of the Designated Amounts; provided, that the indemnifiable Losses with respect to Designated Amounts shall be limited to the actual out-of-pocket amounts paid by Buyer and/or the Company (up to the actual amount invoiced (in the case of invoiced amounts) and up to the invoiced amount (or the portion thereof) that relates to the amount accrued on Schedule 12.1 (in the case of amounts listed on Schedule 12.1 as accruals and not yet invoiced as of the date hereof), plus any interest, late fee or similar charge for late payment, collection costs, and legal fees for which the Company is responsible or which the Company is obligated to bear, plus the actual reasonable legal fees and expenses incurred by Buyer and/or the Company in defending or responding to claims with respect to the designated Amounts).

8.2. Indemnification by Buyer. Buyer shall indemnify Seller and its subsidiaries and their respective directors, offices, employees, agents and representatives (each an “Indemnified Seller Party” and collectively the “Indemnified Seller Parties”) in respect of, and hold each of the Indemnified Seller Parties harmless against, any and all Losses incurred or suffered by them resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Buyer contained in this Agreement or any other agreement or instrument furnished by Buyer to Seller expressly pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of Buyer contained in this Agreement or any agreement or instrument furnished by Buyer to Seller expressly pursuant to this Agreement, or any Third Party Claim alleging matters that would, if true, constitute such a failure; and/or

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(c) any claim by Paul Capital Partners or any of its Affiliates for any breach after the Closing Date of any post-Closing obligation of the Company pursuant to the agreement contemplated by the Paul Capital Term Sheet annexed hereto as Exhibit E to be entered into between Paul Capital Partners and the Company effective as of the Closing Date in connection with the transactions contemplated by this Agreement.

8.3. Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the service or receipt by the Indemnified Party of any Third Party Claim. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of the summons, complaint or other notice in writing of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim, the nature of the relief sought, and the amount of the claimed damages (if any); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any Losses that the Indemnified Party may incur or sustain in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VIII and (B) the ad damnum (when added to the total amount of all other claims for indemnification theretofore paid or then pending) is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article VIII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Claim involving criminal liability or in which equitable relief or specific performance is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 8.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of

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the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party unconditionally and absolutely agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party and the Escrow Agent a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer or, if the Indemnified Party is Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, a written authorization executed by Seller instructing the Escrow Agent to pay to Buyer an amount out of the Escrow Fund equal to the Claimed Amount); (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer, or, if the Indemnified Party is Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, a written authorization executed by Seller instructing the Escrow Agent to pay to Buyer an amount out of the Escrow Fund equal to the Agreed Amount); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration in accordance with the provisions of Section 8.3(e). If the Indemnified Party is Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by Buyer and Seller instructing the Escrow Agent as to what (if any) amount out of the Escrow Fund shall be paid to Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 8.3(d), the Indemnified Party and the Indemnifying Party submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

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(ii) The applicable Parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not more than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the Parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction; provided, that the Arbitrator shall have no power or authority to grant injunctive or equitable relief or specific performance.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 8.3(e), or (y) address or resolve any issue not submitted by the Parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party to such proceeding shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne equally by Buyer and Seller (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) If an Indemnified Buyer Party is entitled to indemnification from Seller, Buyer shall be entitled (but not required) to satisfy the amount of any indemnification entitlement by deduction from and offset and set-off against the amounts (if any) that Buyer would obligated be to pay to Seller pursuant to Section 1.7.

8.4. Survival. All representations and warranties, and all covenants and agreements (other than covenants and agreements that by their terms involve continuing or post-Closing obligations), that are covered by the indemnification provisions of Section 8.1(a) and (b) and Section 8.2 shall, except as provided in Section 5.15, (a) survive the Closing and (b) shall expire at 11:59 p.m. Pacific time on the date that is eighteen (18) months after the Closing Date (subject to extension as provided below, the “Expiration Date”), except that (i) the representations and warranties set forth in Sections 2.1, 2.2. and 2.5, Sections 3.1, 3.2, and 3.3 and Sections 4.1 and 4.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.13, 3.22, 3.23 and 3.30 shall survive until ninety (90) days following the date that would otherwise be the expiration of all statutes of limitation applicable to the matters

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referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of or inaccuracy in such representation or warranty, or an Expected Claim Notice involving a breach or alleged breach of or inaccuracy or alleged inaccuracy in such representation or warranty, then the applicable representation or warranty shall survive, and the Expiration Date shall be extended, for purposes of the resolution of any claims arising from or related to the matter covered by such notice, until such resolution. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and a portion of the Escrow Fund has been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both Buyer and Seller instructing the Escrow Agent to distribute such retained portion of the Escrow Fund to Seller in accordance with the terms of the Escrow Agreement. If the legal proceeding or claim with respect to which an Expected Claim Notice has been given is resolved against an Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party and the Expected Claim Notice shall thereupon automatically be converted into and shall thenceforth be treated as a Claim Notice. The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

8.5. Limitations.

(a) Except as otherwise expressly set forth herein, Seller shall not be liable under this Article VIII unless and until the aggregate Losses for which Seller would otherwise be liable under this Article VIII exceed [**] dollars ($[**]) (the “Threshold Amount”) (at which point Seller shall become liable for all aggregate Losses subject to indemnification under this Article VIII, and not just amounts in excess of the Threshold Amount; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 or 2.5 or Sections 3.1, 3.2, 3.3, 3.13, 3.23(g), or 3.30 or pursuant to Section 8.1(f) (as to which the Threshold Amount shall not apply), or to a claim pursuant to Section 8.1(d) with respect to matters disclosed in Schedule 8.1(d) (as to which the Threshold Amount shall be deemed to be [**] dollars ($[**])). For purposes solely of this Article VIII, all representations and warranties of Seller in Article II and Article III (other than Section 3.7 (Absence of Certain Changes) and Section 3.31 (Disclosure)) shall be construed without respect to any materiality limitation, materiality qualification or materiality basket, as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

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(b) Notwithstanding anything to the contrary herein, Buyer shall not be liable under this Article VIII unless and until the aggregate Losses for which Buyer would otherwise be liable under this Article VIII exceed the Threshold Amount (at which point Buyer shall become liable for all aggregate Losses subject to indemnification under this Article VIII, and not just amounts in excess of the Threshold Amount); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 or 4.6 or a claim for payment of any amount due pursuant to Article I. For purposes solely of this Article VIII, all representations and warranties (if any) of Buyer in Article IV with materiality limitations, qualifications or baskets shall be construed without respect to any materiality limitation, materiality qualification or materiality basket, as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) The Escrow Agreement is intended to secure the indemnification obligations of Seller under Article VIII and Section 5.15, the adjustment obligations of Seller under Section 1.5, and the obligations of Parent under the Parent Guaranty. However, the rights of Buyer under this Article VIII, Section 5.15, and Section 1.5 shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for Buyer to enforce such rights; provided that, except as otherwise expressly permitted by this Agreement, Buyer shall not attempt to collect any Losses directly from Seller pursuant to this Article VIII or Section 5.15 unless no remaining portion of the Escrow Fund is held in escrow pursuant to the Escrow Agreement and no portion of the Earn-Out is available to satisfy such Losses; and provided further that, notwithstanding anything to the contrary herein, in no event shall the aggregate liability of Seller pursuant to this Article VIII and Section 5.15 (and the aggregate liability of Parent pursuant to the Parent Guaranty insofar as such guaranty relates to the liabilities of Seller pursuant to this Article VIII), taken together, exceed the Cap.

(d) Except with respect to claims based on fraud or willful misrepresentation, after the Closing, the rights of the Indemnified Parties under this Article VIII, Section 5.15 and the Escrow Agreement, shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any breach of or inaccuracy in any representation or warranty in this Agreement. For the avoidance of doubt, nothing in this Section 8.5(d) is intended to limit the Partiers’ rights to recover purchase price adjustments pursuant to Section 1.5 or any rights of offset and set-off pursuant to Section 1.4 (b).

(e) Neither Seller nor any of its subsidiaries shall have any right of contribution against the Company with respect to any breach of or inaccuracy in any representation and warranty of the Company or any breach by the Company of any of its covenants or agreements.

(f) In the event that adjustment has been made pursuant to Section 1.5 for any item that also constitutes an indemnifiable Loss pursuant to this Article VIII arising out of a breach of Seller’s representations and warranties in Section 3.14 or Section 3.16, Buyer shall not be entitled to recover indemnification under this Article VIII for any amount that Buyer has theretofore recovered as an adjustment to the Base Purchase Price pursuant to Section 1.5.

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ARTICLE IX

CERTAIN POST-CLOSING AGREEMENTS

Seller agrees that from and after the Closing Date:

9.1. Proprietary Information.

(a) Seller shall (and shall cause each of its Affiliates to) hold in confidence and shall use its (and their) commercially reasonable efforts to have all officers, directors and personnel who continue after the Closing to be employed by Seller or any Affiliate of Seller to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of Buyer, except as required by law (in which case Seller shall provide reasonable advance notice of such proposed disclosure and shall cooperate with Buyer and the Company, at their expense, in seeking an appropriate protective order or other confidentiality assurances) and except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller.

(b) If (i) the employment of an officer, director or other employee of Seller or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, Seller shall, upon request by Buyer, take all reasonable steps at their expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by Seller in connection with any such enforcement or attempted enforcement shall be selected by Seller, but shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld.

(c) Seller agrees that the remedy at law for any breach of this Section 9.1 would be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.1.

9.2. No Solicitation of Former Employees. Except as provided by law, for a period of [**] ([**]) years after the Closing Date, Seller shall not (and shall cause its subsidiaries and Affiliates not to) directly or indirectly solicit, induce or encourage any person who was an employee (other than secretarial and clerical staff) of either the Company on the date hereof or the Closing Date to terminate his employment with Buyer (or the Company, as the case may be) or to become an employee of Seller or any of its subsidiaries or Affiliates; provided, that nothing in this Section 9.2 shall be construed to prohibit Seller from placing advertisements in publications of general circulation that are not directly specifically at employees of Buyer or the Company.

9.3. Non-Competition Agreement.

(a) For a period of [**] ([**]) years after the Closing Date (the “Restricted Period”), neither Seller nor any of its subsidiaries or Affiliates shall (and Seller shall procure that Parent shall not), either directly or indirectly through any subsidiary or Affiliate, develop,

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manufacture, market or sell, anywhere in the world (including anywhere in the United States or any country in North America, Japan or any country in Asia, Australia, New Zealand, England or any country in Europe), (i) any sustained-release bupivacaine-based product for use in pain management, or (ii) any sustained-release opioid-based product for use in pain management (other than the non-injectable sustained-release naproxen-hydrocodone combination products currently under development at the Company), or (iii) any sustained-release cytarabine-based product, or (iv) any sustained-release Biologics Product (as defined in Schedule 1.7). For purposes of this provision, “sustained-release” shall mean release such that the intended dosing or use is for more than twelve (12) hours. For a period of [**] ([**]) years after the Closing Date, Seller shall not, and shall procure that Parent and its Affiliates shall not, solicit any drug development business with respect to any of the substances listed in Column A of Schedule 9.3(a) from any of the entities named or otherwise identified opposite such substance in Column B thereof.

(b) Seller and Buyer agree that the market for the Company’s products is worldwide, that development cycles for products such as the Company’s products are lengthy, and that duration and geographic scope of the non-competition provision set forth in this Section 9.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, Seller and Buyer agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Seller and Buyer intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every country and political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Seller agrees that damages are an inadequate remedy for any breach of this provision and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(c) Notwithstanding the foregoing provisions: (i) nothing herein shall be construed to prevent or prohibit the acquisition of Parent as a whole by any unaffiliated acquiror or to subject the other operations of any such acquiror to the restrictions of this Section 9.3 (it being understood and agreed that the provisions of this Section 9.3 shall continue to apply to the operations of Seller and the entities that prior to the consummation of such an acquisition are Affiliates of Seller (including Parent and its Affiliates)); and (ii) in the event that Parent acquires a company whose assets and operations would violate the provisions of this Section 9.3, neither Parent nor Seller shall be deemed to be in violation of this Section 9.3 as long as Parent shall have divested, spun off or otherwise ceased to own or operate such assets and operations within one hundred eighty (180) days after the consummation of such acquisition.

9.4. Further Assurances. If at any time before the Closing or during the three (3) year period following the Closing any Omitted IP is discovered, Seller shall (and shall procure that Parent and its Affiliates shall), at Seller’s sole expense, (a) assign, transfer and deliver all right, title and interest held by Seller (or by Parent or any of its Affiliates) in, to and under such Omitted IP to the Company at the Closing or as soon as reasonably practicable after the Closing,

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but in any case, within thirty (30) days after such Omitted IP is discovered, and (b) take such further action reasonably requested by the Company or Buyer in order to more fully vest and record title in and to such Omitted IP the name of the Company. Subject to Seller’s compliance with this Section 9.4, and provided that the omission of such Omitted IP is inadvertent, Buyer agrees and acknowledges that Buyer’s rights under this Section 9.4 shall be its sole and exclusive remedy for a breach of the representations and warranties set forth in Section 3.13(g), where such breach arises solely from the failure of the Company to own such Omitted IP as of the Closing. Effective upon (and subject to) the assignment to the Company of any Licensed-Back Omitted IP in accordance with this Section 9.4, the Company hereby grants to Seller and its Affiliates a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license, with the right to sublicense, under any and all such Licensed-Back Omitted IP for use by Seller and its Affiliates subject to the provisions of Section 9.3.

ARTICLE X

TERMINATION OF AGREEMENT

10.1. Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m. Pacific Standard Time, on April 30, 2007, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, Buyer and Seller.

10.2. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Parties hereto. In the event of such termination by agreement, Buyer shall have no further obligation or liability to Seller or the Company under this Agreement, and Seller shall have no further obligation or liability to Buyer under this Agreement.

10.3. Termination by Reason of Breach.

(a) This Agreement may be terminated by Seller by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 7.2 or 7.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by Seller to Buyer of written notice of such breach.

(b) This Agreement may be terminated by Buyer by giving written notice to Seller and the Company in the event that Seller or the Company are in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 6.11 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by Buyer of written notice of such breach.

10.4. Termination For Failure to Obtain Shareholder Approval. This Agreement may be terminated by either Party if the requisite approval of Seller’s shareholders as set forth in Section 5.3 shall not have been obtained at the EGM (including adjournments thereof); provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 10.4 if the failure to obtain the requisite approval of Seller’s shareholders is attributable to a breach of that Party’s obligations under this Agreement.

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10.5. Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 or 10.2, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party and shall be null and void (except in each case for any liability of any Party for bad faith breaches of this Agreement). Notwithstanding the foregoing, (a) if this Agreement is terminated by any Party pursuant to Section 10.4, Seller shall promptly pay to Buyer the out-of-pocket expenses actually incurred by Buyer and its shareholders in connection with the negotiation of this Agreement and the Ancillary Agreements and the pursuit of the transactions contemplated hereby and thereby (the amount of which shall be disclosed by Buyer to Seller promptly following delivery by Seller to Buyer of a notice of intended termination requesting the same), up to a maximum of [**] dollars ($[**]); and (b) if this Agreement is terminated (i) by Seller pursuant to Section 10.1 or Section 10.4, or (ii) by Buyer pursuant to Section 10.1 for breach by Seller of any of its obligations under Section 5.7, or (iii) by Buyer pursuant to Section 10.1 or 10.4, and if, in each case within the scope of the immediately preceding clauses (i), (ii) and (iii), after the date hereof and prior to such termination a competing offer, bid or indication or expression of interest (an “Acquisition Proposal”) shall have been made to acquire the Company or any material asset of the Company and such offer, bid or indication or expression of interest shall not have been definitively and unconditionally withdrawn a reasonable time before the EGM, and Seller, Seller, the Company or any of their subsidiaries enter into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after the date of such termination, then Seller shall, prior to and as a condition precedent to the effectiveness of any such termination and prior to or concurrently with the signing of such definitive agreement, pay to Buyer, by wire transfer of immediately available funds to an account to be designated by Buyer, the sum in cash of [**] dollars ($[**]) plus the out-of-pocket expenses actually incurred by Buyer in connection with the negotiation of this Agreement and the Ancillary Agreements and the pursuit of the transactions contemplated hereby and thereby (the amount of which shall be disclosed by Buyer to Seller promptly following delivery by Seller to Buyer of a notice of intended termination requesting the same), which in no event shall be more than [**] dollars ($[**]) in total (the “Termination Fee”). In the event that a payment is made pursuant to Section 10.5(b), no payment shall be made pursuant to Section 10.5(a), and in the event that a payment is made pursuant to Section 10.5(a), any subsequent payment pursuant to Section 10.5(b) shall be net of any amount paid pursuant to Section 10.5(a).

10.6. Election of Remedies; Liquidated Damages. If Seller wrongfully fails to close and complete the purchase and sale of the Shares contemplated by this Agreement, Buyer shall be entitled, at its election and in its sole discretion, to one (but not both) of the following remedies: (a) specific performance or other equitable relief to compel the consummation of the transactions contemplated by this Agreement or (b) payment by Buyer of liquidated damages in the amount of the Termination Fee, which (if paid by Seller within two (2) business days after receipt of notice of Buyer’s election of remedy) shall constitute full satisfaction of any and all claims that Buyer may have against Seller for breach of this Agreement; provided, that if Buyer elects the remedy provided by clause (a) of this Section 10.6, then the maximum amount of

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damages recoverable by Seller against Buyer in respect of any claim or counterclaim of breach by Buyer of this Agreement shall be reciprocally limited to the amount of the Termination Fee, and if Buyer elects the remedy provided by clause (b) of this Section 10.6, then the damage remedies available to Seller against Buyer in respect of any claim or counterclaim of breach by Buyer of this Agreement shall not be limited to the amount of the Termination Fee.

ARTICLE XI

DISPUTE RESOLUTION

11.1. General. In the event that any dispute should arise between Buyer and Seller after the Closing with respect to any matter covered by this Agreement (other than a dispute within the scope of Section 8.3(d) and 8.3(e)), including the Adjusted Purchase Price, Buyer and Seller shall resolve such dispute in accordance with the procedures set forth in this Article XI.

11.2. Consent of the Parties. Buyer and Seller shall first use their commercially reasonable efforts to resolve such dispute among themselves. If Buyer and Seller are unable to resolve the dispute within thirty (30) calendar days after the commencement of efforts to resolve the dispute, either Buyer or Seller may either (i) commence an action with respect to the matter in dispute in an appropriate court of competent jurisdiction in accordance with the provisions of Section 13.8, or (ii) submit the matter in dispute to arbitration in accordance with Section 11.3; provided, that if the other Party objects or is seeking relief that the arbitrator is not authorized or empowered to award, the matter in dispute shall not be submitted to arbitration but shall instead be determined in court in accordance with the provisions of Section 13.8.

11.3. Arbitration.

(a) Either Buyer or Seller may submit any matter referred to in Section 11.2 to arbitration by notifying the other Party (and, if the matter involves the Escrow Fund, the Escrow Agent), in writing, of such dispute. Within ten (10) days after receipt of such notice, Buyer and Seller shall designate in writing one arbitrator to resolve the dispute; provided, that if Buyer and Seller cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the AAA. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any Party hereto or any Affiliate of any Party to this Agreement.

(b) Within fifteen (15) days after the designation of the arbitrator, the arbitrator, Buyer and Seller shall meet, at which time Buyer and Seller shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by Buyer and Seller. Buyer and Seller shall each have the right to be represented by counsel. The arbitration shall be governed by the rules of the AAA; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

(d) The arbitrator shall use his best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (c) above.

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The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties hereto and, to the extent they involve the Escrow Fund, the Escrow Agent.

(e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

(f) Any arbitration pursuant to this Section 11.3 shall be conducted in New York, New York.

(g) Notwithstanding any provision of this Article XI to the contrary, disputes that are within the scope of Section 8.3(d) and 8.3(e) shall be resolved in accordance with the provisions of Article VIII and not this Article XI.

ARTICLE XII

DEFINITIONS

12.1. Certain Definitions. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Adjusted Purchase Price” shall mean the Base Purchase Price as adjusted in accordance with Section 1.5(c).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliated Group” shall mean a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliate Owned Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Affiliated Period” shall mean any period in which the Company was a member of an Affiliated Group.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph.

“Ancillary Agreements” means the Parent Guaranty, the Escrow Agreement, the License Agreement, the Transition Services Agreement, the Assignment of Patents, and the Assignment of Trademarks.

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“Anti-Kickback Statute” shall mean 42 U.S.C. § 1320a-7b(b).

“Antitrust Laws” shall have the meaning set forth in Section 5.2.

“Arbitrator” shall have the meaning set forth in Section 8.3(e).

“Base Purchase Price” shall mean the portion of the purchase price to be paid by Buyer at the Closing, as set forth in Section 1.3, subject to adjustment pursuant to Section 1.5.

“Biosphere Assets” shall have the meaning set forth in Section 5.11.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Compliance Certificate” shall mean a certificate to the effect that each of the conditions specified in Article VII is satisfied in all respects.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of Buyer. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Cap” shall mean [**] dollars ($[**]).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Circular” shall have the meaning set forth in Section 5.3.

“Claim Notice” shall mean written notification which contains (i) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

“Claimed Amount” shall mean the amount of any Losses incurred by the Indemnified Party or, in the case of Third-Party Claims, incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the actually closing occurs.

“Code” and “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Commitment Letters” shall have the meaning set forth in Section 4.6.

“Common Stock” shall mean the shares of common stock, no par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Debt” shall have the meaning set forth in Section 5.15(r).

“Company Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, employees, condition (financial or other), or results of operations of the Company. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect, and that the departure from the Company of material members of senior management (or the departure from the Company of a number of employees that is material to the operation of the business of the Company after the Closing and the transactions contemplated by this Agreement) may constitute a Company Material Adverse Effect.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Company Patents” shall have the meaning set forth in Section 3.13(a).

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employees of the Company.

“Confidential Information” shall mean any confidential or proprietary information of the Company that is furnished in writing to Buyer by the Company in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of Buyer, (C) which Buyer knew or to which Buyer had access prior to disclosure or (D) which Buyer rightfully obtains from a source other than the Company.

“Controlling Party” shall mean the party controlling the defense of any Third Party Claim.

“Copyrights” shall have the meaning set forth in Section 3.13(a).

“DEA” shall have the meaning set forth in Section 3.30.

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“Designated Amounts” shall mean the items listed in Schedule 12.1.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“DMF” shall have the meaning set forth in Section 3.30(m).

“Draft Closing Net Assets Statement” shall have the meaning set forth in Section 1.5(a).

“Due Date” shall mean, with respect to any Tax Return, the date such Tax Return is required to be filed (taking into account all valid extensions).

“EGM” shall have the meaning set forth in Section 5.3.

“EMEA” shall have the meaning set forth in Section 3.30.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Encumbrance” means any and all Security Interests, covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, rights of first offer or first refusal, options and adverse claims or rights whatsoever, provided, however, that Encumbrance shall not include a lien for Taxes (i) not yet due and payable, or (ii) being contested in good faith in appropriate proceedings and with respect to which adequate reserves have been established on the Most Recent Balance sheet in accordance with IFRS.

“Endo Agreement” means the Development and Marketing Strategic Alliance Agreement dated December 31, 2002 among Endo Pharmaceuticals, Inc., SkyePharma, Inc. and SkyePharma Canada Inc.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills,

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escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agent” shall mean Boston Trust & Investment Management Company (or another escrow or depositary agent designated by Buyer and reasonably acceptable Seller).

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.

“Escrow Amount” shall mean two million dollars ($2,000,000).

“Escrow Fund” shall have the meaning set forth in Section 1.6.

“Excluded Assets” shall have the meaning set forth in Section 5.11.

“Excluded Taxes” shall have the meaning set forth in Section 5.15(b).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Losses for which it is entitled to indemnification under Article VIII.

“Expiration Date” shall have the meaning set forth in Section 8.4.

“FDA” shall have the meaning set forth in Section 3.30.

“FDCA” shall have the meaning set forth in Section 3.30.

“Federal False Claims Act” shall have the meaning set forth in Section 3.30.

“Final Closing Net Assets Statement” shall have the meaning set forth in Section 1.5(b).

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“Final Determination” shall mean (i) a decision by a court of competent jurisdiction that is not subject to further judicial review, (ii) a closing agreement or other final resolution with the relevant Taxing Authority, or (iii) any other event that is a final and irrevocable determination of liability for Tax.

“Financial Statements” shall mean the balance sheet of the Company on a stand-alone basis as of October 27, 2006 and the Most Recent Net Assets Statement, each of which shall be prepared by Seller on a going-concern basis.

“Governmental Entity” shall mean (a) any nation (including but not limited to the United States of America), state, province, canton, county, city, district or other jurisdiction or political subdivision or unit of any nature; (b) any national, federal, state, provincial, cantonal, county, city, local, municipal or other government; (c) any branch or instrumentality of any government whether executive, legislative, judicial, administrative or other; (d) any administrative agency, administration or commission; (e) any court or tribunal; any quasi-governmental authority or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; and (f) any multi-national or supranational organization or body.

“Group Owned Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“HC” shall have the meaning set forth in Section 3.30.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean International Financial Reporting Standards.

“Income Tax(es)” shall mean any Tax(es) imposed upon or measured by net income and any franchise Tax(es).

“IND” shall have the meaning set forth in Section 3.30(h).

“Indemnified Buyer Party” shall have the meaning set forth in Section 8.1.

“Indemnified Party” shall mean a Person entitled, or seeking to assert rights, to indemnification under Article VIII.

“Indemnified Seller Party” shall have the meaning set forth in Section 8.2.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“IP Contracts” shall have the meaning set forth in Section 3.13(a).

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“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator, except that the foregoing shall not apply to proceedings before the United States Patent and Trademark Office or similar entities in other jurisdiction with respect to patent prosecution conducted in the ordinary course of business.

“Licensed-Back Omitted IP” means Omitted IP that is (a) assigned by Seller or its Affiliates to the Company in accordance with Section 9.4, and (b) used by Seller or its Affiliates as of the Closing Date, other than in the business of the Company; provided, however, that “Licensed-Back Omitted IP” shall exclude any Product Intellectual Property and Intellectual Property solely comprising, claiming or covering the DepoFoam or Biosphere technologies.

“Losses” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 8.3(e)(vi). The Losses recoverable by an Indemnified Party pursuant to Article VIII shall be net of any insurance proceeds actually received by the Indemnified Party without adverse impact on the continuation or increase in the cost of such insurance (it being understood and agreed that nothing herein shall be construed to impose any obligation to procure or maintain any insurance or to make or pursue any claim against any insurance that the Indemnified Party may possess).

“Material Contract” shall have the meaning set forth in Section 3.15.

“Material Permits” shall have the meaning set forth in Section 3.30.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“MHPRA” shall have the meaning set forth in Section 3.30.

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“Most Recent Net Assets Statement” shall mean the unaudited asset and liability accounts of the Company as of the Most Recent Net Assets Statement Date, in the form set forth in Column D of the spreadsheet attached in Schedule 1.5(a)(i).

“Most Recent Net Assets Statement Date” shall mean November 24, 2006.

“Names” shall have the meaning set forth in Section 1.1.

“Net Assets Target” shall have the meaning set forth in Section 1.5(a).

“NDA” shall have the meaning set forth in Section 3.30(h).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Claim.

“Objection Deadline Date” shall mean the date twenty (20) days after delivery by Seller to Buyer of the Draft Closing Net Assets Statement.

“Objection Statement” shall have the meaning set forth in Section 1.5(b).

“Omitted IP” means any Intellectual Property that is (i) owned by the Parent or any of its Affiliates (other than the Company) on the Closing Date, (ii) used by the Company as of the Closing Date or necessary for the conduct of its business in the manner conducted as of the Closing Date or intended to be conducted (as such phrase is defined in Section 3.13(a)(ix)) as of the Closing Date, and (iii) primarily used in the business of the Company (and not primarily being used in the business of the Parent or any of its Affiliates (other than the Company)) as of the Closing Date, including, without limitation, all such Intellectual Property satisfying subsections (i), (ii) and (iii) above and relating to, claiming or covering the development, making, using, selling or otherwise commercializing any Product or Product Candidate.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by the Company.

“Parent” shall have the meaning set forth in the second recital.

“Parent Guaranty” shall have the meaning set forth in the second recital.

“Parties” shall mean Buyer, Seller and the Company, and “Party” shall mean each of any of them, as appropriate in the context.

“Patents” shall have the meaning set forth in Section 3.13(a).

“Patent Office” shall have the meaning set forth in Section 3.13(f).

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“Paul Capital Agreements” means (a) Royalty Interest Assignment Agreement, dated as of December 29, 2000, among SKPI, as seller, Jagotec, as seller, SKPP, as parent, and Paul Capital Royalty Acquisition Fund, L.P. (now known as Paul Royalty Fund, L.P., as purchaser, as transferred, conveyed and assigned by Paul Royalty Fund, L.P. to Royalty Financial Company LLC pursuant to Sale and Contribution Agreement dated as of December 9, 2004, between Paul Royalty Fund, L.P., as originator, and Royalty Financial Company LLC, as purchaser, as further transferred and assigned by Royalty Financial Company LLC to the Purchaser pursuant to Transfer and Servicing Agreement, dated as of December 9, 2004, among Royalty Financial Company LLC, as transferor, Paul Capital Advisors, L.L.C., as servicer, and the Purchaser, as issuer; (b) Security Agreement, dated as of December 29, 2000, among SKPI., as grantor, Jagotec, as grantor, and Paul Capital Royalty Acquisition Fund, L.P., as purchaser, as transferred, conveyed and assigned by Paul Royalty Fund, L.P. to Royalty Financial Company LLC pursuant to Sale and Contribution Agreement dated as of December 9, 2004, between Paul Royalty Fund, L.P., as originator, and Royalty Financial Company LLC, as purchaser, as further transferred and assigned by Royalty Financial Company LLC to the Purchaser pursuant to Transfer and Servicing Agreement, dated as of December 9, 2004, among Royalty Financial Company LLC, as transferor, Paul Capital Advisors, L.L.C., as servicer, and the Purchaser, as issuer; and (c) Lockbox Agreement, dated as of December 3, 2004, by and among SKPP, Jagotec, SKPI, Paul Royalty Fund, L.P. and JPMorgan Chase Bank, National Association, as assigned by Paul Royalty Fund, L.P. to Deutsche Bank Trust Company Americas, as Custodian, pursuant to Amended and Restated Custody Agreement dated as of December 9, 2004, between Paul Royalty Fund, L.P. and Deutsche Bank Trust Company Americas, as Custodian.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Encumbrance” shall mean (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Person” means a natural person or entity, including a corporation, partnership, limited liability company, trust, or other entity.

“PHSA” shall have the meaning set forth in Section 3.30.

“Preclinical Tests and Clinical Trials” shall have the meaning set forth in Section 3.30.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Return” shall mean any Tax Return relating to a Pre-Closing Period.

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“Products,” solely for purposes of Section 3.30, shall have the meaning set forth in Section 3.30, and, for all other purposes of this Agreement, shall have the meaning set forth in Section 3.13(a)(v).

“Product Candidates,” solely for purposes of Section 3.30, shall have the meaning set forth in Section 3.30, and, for all other purposes of this Agreement, shall have the meaning set forth in Section 3.13(a)(vi).

“Product Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Program Fraud Civil Remedies Act” shall have the meaning set forth in Section 3.30.

“Registered Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Relevant Regulatory Authority” shall have the meaning set forth in Section 3.30.

“Response” shall mean a written response containing the information provided for in Section 8.3(c).

“Restricted Period” shall have the meaning set forth in Section 9.3(a).

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

“Seller” shall have the meaning set forth in the first paragraph.

“Seller Compliance Certificate” shall mean a certificate to the effect that each of the conditions specified in Article VI is satisfied in all respects.

“Seller Disclosure Schedule” shall mean the disclosure schedule provided by Seller and the Company to Buyer on the date hereof.

“Shares” shall have the meaning set forth in the first recital.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” shall mean any Tax Return relating to a Straddle Period.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Target Net Assets Statement” shall have the meaning set forth in Section 1.5(a).

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“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net-worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Claim Notice” shall have the meaning set forth in Section 5.15(g).

“Tax Contest” shall have the meaning set forth in Section 5.15(g).

“Tax Reserves” shall mean any reserves for Taxes reflected on the Final Closing Net Assets Statement.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxing Authority” shall mean a Governmental Entity responsible for the imposition or collection of Taxes.

“Transfer Taxes” shall have the meaning set forth in Section 5.15(a)(iii).

“Third Party Claim” shall mean any claim, suit or proceeding (including claims for or constituting Designated Amounts and suits and proceedings to collect Designated Amounts) by a person or entity other than a Party for which indemnification may be sought by a Party under Article VIII.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Trademarks” shall have the meaning set forth in Section 3.13(a).

“Transition Services Agreement” shall have the meaning set forth in Section 5.9.

“Trade Secrets” shall have the meaning set forth in Section 3.13(a).

“Unresolved Objections” shall mean any objections set forth in an Objection Statement that remain unresolved thirty (30) days after delivery of such Objection Statement.

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12.2. Certain Rules of Construction.

(a) The terms “law” and “laws” refer to each and every applicable U.S. and non-U.S. federal, national, state, provincial, local and municipal law, statute, rule, regulation and directive and each judgment, order, decree, permit, or order of each court and other Governmental Entity or Relevant Regulatory Authority of competent jurisdiction. Any reference to any federal, state, national provincial, local, municipal, foreign or other law shall be deemed also to refer to all rules and regulations promulgated thereunder (including rules and regulations of the Securities and Exchange Commission, state securities regulators, the NASD and its affiliates, and the FDA and other Relevant Regulatory Authorities), unless the context requires otherwise.

(b) Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the word “include” shall be deemed to be followed by the phrase “but are not limited to”, the word “includes” shall be deemed to be followed by the phrase “but is not limited to”, and the word “including” shall be deemed to be followed by the phrase “but not limited to”, (vi) the phrase “materiality limitation”, with respect to a Party’s representations, warranties, covenants and agreements, includes all qualifications, limitations, thresholds and exceptions based on the concept of materiality, whether expressed by the word “material”, “materially”, “materiality”, “material adverse change”, or “material adverse effect”, (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated, (viii) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects”, materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated hereby, and (ix) the terms “third party” or “third parties” refers to Persons other than Buyer, Seller, Parent, and the Company.

(c) When used herein, the phrases “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person (other than the Company), the actual knowledge of the directors and officers of such Person, and (iii) with respect to Seller and/or the Company, the directors and officers of Parent, Seller, and the Company and the individuals listed on Schedule 12.2(c), as well as any other knowledge which such executive directors, officers and individuals would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The drafting and negotiation of the representations, warranties, covenants and conditions to the obligations of Buyer, Seller and the Company herein reflect compromises, and certain provisions may overlap with other provisions or may address the same

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or similar subject matters in different ways or for different purposes. It is the intention of the Parties that, to the greatest extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (i) the provisions of in this Agreement shall be construed to be cumulative; (ii) each provision of this Agreement shall be given full separate and independent effect; and (iii) no provision shall be limited by any other provision unless such limitation is expressly set forth.

ARTICLE XIII

MISCELLANEOUS

13.1. Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties or referring to any other Party (or any stockholder of the Company or Buyer) without the prior written approval of the Party to whom reference is proposed to be made; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

13.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the Parties may have given notice:

To Buyer:	Blue Acquisition Corp. c/o Wilmer Cutler Pickering Hale and Dorr LLP 1117 California Avenue Palo Alto, CA 94304 Fax: 650-858-6100 Attention: Rod J. Howard, Esq.
With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 1117 California Avenue Palo Alto, CA 94304 Fax: 650-858-6100 Attention: Rod J. Howard, Esq.
To Seller, or the Company:	SkyePharma PLC 105 Piccadilly London W1J 7NJ United Kingdom Fax: 011 44 (0) 207-491-3338 Attention: Frank Condella, CEO and Fax: 011 44 (0) 207-491-3338 Attention: John Murphy, General Counsel

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With a copy to:	Reed Smith LLP 599 Lexington Avenue, 29th Floor New York, NY 10022 Fax: 212-521-5450 Attention: Herbert F. Kozlov, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three (3) business days after being sent, if sent by registered or certified mail.

13.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that Buyer, on the one hand, and Seller and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release Buyer, Seller or the Company from any obligation or liability under this Agreement.

13.4. Entire Agreement; Amendments; Attachments. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. Buyer, by the consent of its Board of Directors or officers authorized by such Board, and Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer and Seller. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

13.5. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

13.6. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, the Indemnified Seller Parties, and the Indemnified Buyer Parties.

13.7. Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or

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procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

13.8. Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of U.S. District Court for the Southern District of New York (and the federal appellate courts with reviewing jurisdiction thereover) and, if such courts do not have subject matter jurisdiction of such matter, either the Supreme Court (Commercial Division) of the State of New York sitting in the City and County of New York (and the state appellate courts of the State of New York with reviewing jurisdiction thereover) or, at the election of Buyer, arbitration before a single arbitrator in accordance with the provisions of Article XI, in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 13.2, provided that nothing in this Section 13.8 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

13.9. Section Headings. The Article, Section and sub-Section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

13.10. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

BLUE ACQUISITION CORP.

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Director

By:	/s/ Carl L. Gordon
Name:	Carl L. Gordon
Title:	Director

By:	/s/ Fred A. Middleton
Name:	Fred A. Middleton
Title:	Director

By:	/s/ Andreas Wicki
Name:	Andreas Wicki
Title:	Director

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

SKYEPHARMA HOLDING, INC.

By:	/s/ Steven Thornton
Name:	Steven Thornton
Title:	President

SKYEPHARMA, INC.

By:	/s/ Steven Thornton
Name:	Steven Thornton
Title:	President

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Schedule 1.5(a)(ii)

Further Eliminations to be Applied in Preparing the Target Net Assets Statement, the

Draft Closing Net Assets Statement and the Final Closing Net Assets Statement

The following assets and liabilities (“Exclusions”) will be temporarily adjusted and will not be included in the Target Net Assets Statement, the Draft Closing Net Assets Statement and the Final Closing Net Assets Statement:

a.	Eliminate Paul Capital accounts

b.	Eliminate all intangible assets (including IP, software, goodwill etc)

c.	Eliminate cash held on trust in respect of employee medical obligations and the related liabilities

d.	Eliminate liabilities for management stay incentives

e.	Eliminate accounts receivable for sales of DepoCyt and DepoDur after December 31, 2006

f.	Eliminate all accumulated depreciation recorded from November 24, 2006 to the Closing Date

g.	Eliminate all prepaid amortization recorded from November 24, 2006 to the Closing Date

h.	Eliminate all deferred rent amortization recorded from November 24, 2006 to the Closing Date

i.	Eliminate all deferred revenue amortization recorded from November 24, 2006 to the Closing Date for sales recorded prior to November 25, 2006

j.	Eliminate the Designated Amounts

k.	Eliminate the Company’s liability for Company (employer) 401(k) contributions for 2006

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Schedule 1.7

DepoBupivacaine Milestone Payments

1)      One time payment of $10,000,000 upon First Commercial Sale in the United States.

2)      One time payment of $4,000,000 upon First Commercial Sale in a Major EU Country.

3)      $8,000,000 when annual Net Sales in the Territory reach $100,000,000.

4)      $8,000,000 when annual Net Sales in the Territory reach $250,000,000.

5)      $32,000,000 when annual Net Sales in the Territory reach $500,000,000.

DepoBupivacaine Percentage Payments	The Company will pay Seller a payment of 3% of Net Sales of DepoBupivacaine in the Territory

Biologics Products Percentage Payments	The Company will pay Seller a payment of 3% of Net Sales of Biologics Products (not to exceed 20% of royalty income to the Company) in the Territory

1.1 Certain Definitions. Solely for purposes of this Schedule 1.7, the following terms shall have the meanings set forth below. All other capitalized terms used in this Schedule 1.7 (other than names and proper nouns) shall have the meanings ascribed to such terms in the Stock Purchase Agreement to which this Schedule 1.7 is attached.

(a) “Biologics Products” means a pharmaceutical composition having one or more of the following active ingredients: follicle stimulating hormone, Biosphere-encapsulated human growth hormone, interferon-alpha, erythropoietin, and granulocyte colony stimulating factor.

(b) “DepoBupivacaine” means a pharmaceutical composition having bupivacaine as an active ingredient encapsulated with the Company’s multivesicular liposomes technology to provide sustained release.

(c) “First Commercial Sale” means, with respect to a Product in a country in the Territory, the first day after the Closing Date when the Company (or any person or entity that after the Closing is an Affiliate or licensee of the Company) first sells or otherwise commercially disposes of such Product for use or consumption by the general public in a country in the Territory after receipt of Marketing Authorization for such country.

(d) “Force Majeure” means causes beyond the control of the Party asserting such causes as grounds for nonperformance, including, without limitation, acts of God; acts, regulations, or laws of any government adopted after the date of this Schedule 1.7 or subject to a new interpretation after the date of this Schedule 1.7 that render impossible or illegal performance by a Party of its obligations under this Schedule 1.7; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; epidemic; and failure of public utilities or common carriers.

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(e) “Major EU Country” means United Kingdom, France, Germany, Italy and Spain or any of them.

(f) “Marketing Authorization” means, with respect to a country, all approvals, licenses, registrations and regulatory authorizations required to market and sell a Product in such country as granted by the Relevant Regulatory Authority. For countries where the Relevant Regulatory Authority approval is required for pricing or reimbursement for Product prior to undertaking sales or marketing, “Marketing Authorization” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

(g) “Net Sales” means total gross sales of each Product invoiced and actually collected by the Company, its Affiliates or any licensee of the Company (or a further sublicense of such licensee) to unaffiliated third parties, less the following amounts actually deducted or allowed: (i) transport, freight and insurance costs; (ii) sales and excise taxes and duties; (iii) normal and customary trade, quantity and cash discounts and rebates; (iv) refunds and chargebacks; (v) actual rebates and credits or allowances allowed to customers in respect thereof; and (vi) amounts repaid or credited for actually returned or recalled Products. Notwithstanding anything else in Section 1.7 or this Schedule 1.7, the supply or other disposition of Products at no cost or charge to the recipient (x) as reasonable quantities of samples consistent with industry practices, (y) for use in non-clinical or clinical studies, or (z) for use in any tests or studies reasonably necessary to comply with any law, regulation or request by a regulatory or Relevant Governmental Authority, shall not be included within the computation of Net Sales. In the event a Product is sold in combination with, or contains, one or more other active ingredients which are not the subject of this Agreement (as used in this definition of Net Sales, a “Combination”), then the gross amount invoiced for that product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately; provided, however, for the avoidance of doubt, in the case of DepoBupivacaine, a Product will not qualify as a “Combination” under this provision due to the use or inclusion of bupivacaine as another active ingredient in such product, regardless of the form or formulation that such bupivacaine may be included or otherwise found within DepoBupivacaine. In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Product, if sold separately, and “C” is the gross invoice amount for the Combination. In the event that no such separate sales are made, Net Sales for royalty determination shall be determined by the Parties in good faith.

(h) “Payment Period” has the meaning set forth for such term in Section 1.3 of this Schedule 1.7.

(i) “Product” means DepoBupivacaine or any of the Biologics Products.

(j) “Territory” means the United States of America, Japan and each Major EU Country.

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(j) “Valid Claim” means a claim of any unexpired Patent of the Company existing as of the date of this Agreement (that will remain with the Company after the Closing) and issued in the Territory that shall not have been donated to the public, disclaimed, or held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision.

1.2 Diligence; Non-Circumvention; Periodic Reports.

(a) During the Restricted Period, Buyer will cause the Company to use good faith efforts toward the development and commercialization of DepoBupivacaine in the United States and a Major EU Market Country; provided, however, that in all decisions related to such development and commercialization efforts the Company may take into account the factors of safety and efficacy, risk profile, profitability, product profile, competitive landscape, difficulty in developing or manufacturing the Product, competitiveness of alternative products, the patent or other proprietary position of the Product and/or third party products, the regulatory structure involved and the potential, and current corporate goals and priorities; and provided further that the Company may cease or reduce such development and commercialization efforts and funding for any reason other than for the sole or primary purpose of depriving Seller of payments it would otherwise be entitled to received under this Schedule 1.7 if the Board of Directors of the Company, in the exercise of its good faith business judgment, determines that it is in the best interests of the Company and its stockholders to do so.

(b) [**] times each year until the end the Payment Period, as long as any of the DepoBupivacaine Milestone Payments remains unpaid and there is a reasonable expectation that such payment will become payable in the future, not later than the last day of the months of [**], Buyer shall cause the Company to furnish Seller with a report summarizing the development status of DepoBupivacaine and the Biologics Products.

1.3 Payments.

(a) Beginning with the calendar quarter in which the First Commercial Sale of a Product is made in a country in the Territory and for each calendar quarter thereafter, on a country-by-country basis, until the expiration of the last Valid Claim covering the sale of such Product in such country (the “Payment Period”), the Company shall make the DepoBupivacaine Percentage Payments and Biologics Products Percentage Payments with respect to Net Sales of such Product in such country, as set forth in the table above (collectively, the “Percentage Payments”), as applicable, to Seller within ninety (90) days following the end of each calendar quarter. Each Percentage Payment shall be accompanied by a report, summarizing the total gross sales and total Net Sales (including an itemization of the deductions applied to the gross sales to derive such Net Sales), the number of units of Product sold (less damaged, rejected, returned or recalled Product) during the relevant calendar quarter and the calculation of the Percentage Payment, if any, due. Each such statement shall be accompanied by the payment of the Percentage Payment due to Seller. No invoice shall be required from Seller in this respect.

EXECUTION COPY

(b) All payments under this Schedule 1.7 shall, for sales made in the United States, be made in U.S. dollars, and shall, for all other sales worldwide, be made in Euros, in each case via wire transfer of immediately available funds or check as directed by Seller from time to time. Payments shall be without deduction of exchange, collection, transfer or other charges. Conversion into U.S. dollars and Euros, as appropriate, shall be made at the exchange rate on the applicable payment date as reported in The Wall Street Journal (East Coast edition) for the immediately preceding business day. Seller shall be entitled to interest on all late payments. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the prime rate of interest reported in The Wall Street Journal (East Coast Edition) for the date such amount was due plus [**]%.

(c) The DepoBupivacaine Percentage Payments shall be made in consideration for the covenant not to compete set forth in Section 9.3(a)(i) and the Biologics Products Percentage Payments shall be made in consideration for the covenant not to compete set forth in Section 9.3(a)(iv).

(d) If after the expiration of the Restricted Period, Parent or any of its Affiliates engages in the development, manufacture, marketing or sale of any product within the scope of Section 9.3(a)(i), (ii) or (iii) anywhere in the world, the obligation to make payments under Section 1.7 and this Schedule 1.7 shall automatically and immediately cease. If after the expiration of the Restricted Period, Parent or any of its Affiliates engages in the development, manufacture, marketing or sale of any product within the scope of Section 9.3(a)(iv) anywhere in the world, and the Company is then selling or thereafter sells a Biologics Product, the obligation to make payments under Section 1.7 and this Schedule 1.7 shall automatically and immediately cease.

(e) Notwithstanding the foregoing, if during the Restricted Period the Company markets and sells a product as a substitute for DepoBupivacaine, the obligation to make DepoBupivacaine Percentage Payments under Section 1.7 and this Schedule 1.7 shall automatically and immediately cease and terminate and, in lieu thereof, the aggregate sales of such substitute product shall be counted toward the achievement of the thresholds for the DepoBupivacaine Milestone Payments.

(f) Until the end of the Payment Period, as long as there is a reasonable expectation that a payment pursuant to this Schedule 1.7 will become payable in the future, if the Company or any subsidiary or majority owner of the Company proposes to sell, assign or transfer substantially all rights to any of the Products to a third party, the Company shall, as a condition of such sale, assignment or transfer, require such third party to assume the obligations of the Company pursuant to this Schedule 1.7 with respect to such Product.

1.4 Records Retention. Commencing with the First Commercial Sale of a Product, Buyer shall keep, and shall require its relevant Affiliates to keep, and shall use commercially reasonable efforts to include terms in its licenses with licensees requiring its licensees to keep, complete and accurate records pertaining to the sale of Product for a period of three (3) calendar years after the year in which such sales occurred and in sufficient detail to permit Seller to confirm the accuracy of the Percentage Payments paid by Buyer pursuant to this Schedule 1.7.

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1.5 Audits.

(a) At the request and expense of Seller, Buyer (and its Affiliates, if applicable) shall permit an independent, certified public accountant appointed by Seller and reasonably acceptable to Buyer, at reasonable times and upon reasonable written notice not more than once in each calendar year, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any Percentage Payment or other payment made under this Schedule 1.7 for any period within the preceding [**] ([**]) calendar years. Said accountant shall not disclose to Seller or any other person any information, except that such accountant may disclose to Seller the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to Buyer.

(b) In the event that any audit reveals an overpayment or an underpayment in the amount of any payments that should have been paid by Buyer to Seller, then the overpayment or underpayment amount, as the case may be, shall be paid within thirty (30) days after receipt of the final audit report, plus interest thereon. Such interest shall be calculated in accordance with Section 1.3(b) of this Schedule 1.7. In addition, if the underpayment is in excess of [**] percent ([**]%) of the amount that actually should have been paid, then Buyer shall reimburse Seller for the reasonable cost of such audit. This Section 1.5(b) of this Schedule 1.7 sets forth the Parties’ sole and exclusive liability for any such overpayment or underpayment.

(c) Except in the case of circumstances which would have prevented an error or anomaly from being disclosed during an audit performed under this Section 1.5 of this Schedule 1.7 such as fraud, misrepresentation or other willful misconduct or gross negligence to provide accurate information, upon the expiration of three (3) years following the end of any calendar year, the calculation of Percentage Payments payable with respect to such year will be binding and conclusive upon each Party and Buyer will be released from any liability or accountability with respect to Percentage Payments for such calendar year.

1.6 Force Majeure. Other than with respect to obligations for the payment of money, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Schedule 1.7 for failure or delay in fulfilling or performing any obligation of this Schedule 1.7 when such failure or delay is due to Force Majeure. In such event, Seller or Buyer, as the case may be, shall immediately notify the other Party, with written notice to follow, of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Schedule 1.7 as it is thereby disabled from performing for so long as it is so disabled. Upon termination of a Force Majeure event, the performance of any suspended obligation or duty shall promptly recommence. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure.

Schedule 1.9

Portion of —	Allocated to Shares	Allocated to Section 9.3(a)(i) Covenant Not to Compete	Allocated to Section 9.3(a)(ii) Covenant Not to Compete	Allocated to Section 9.3(a)(iii) Covenant Not to Compete	Allocated to Section 9.3(a)(iv) Covenant Not to Compete

Adjusted Purchase Price	[**]	[**]	[**]	[**]	[**]

“Milestone Payments” pursuant to Section 1.7 and Schedule 1.7	[**]	[**]	[**]	[**]	[**]

DepoBupivacaine Percentage Payments pursuant to Section 1.7 and Schedule 1.7	[**]	[**]	[**]	[**]	[**]

“Biologics Products Percentage Payments” pursuant to Section 1.7 and Schedule 1.7	[**]	[**]	[**]	[**]	[**]

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Schedule 3.10(a)

Certain Assets

1)	All physical assets of the Company (see attached print-out)

2)	DepoDur and DepoCyt product rights and manufacturing/supply arrangements;

3)	DepoBupivacaine product and development rights;

4)	RDF licenses;

5)	Biologics Products development programs and associated agreements;

6)	Building and equipment leases;

7)	Licenses related to the site and manufacturing of above products;

8)	Employees; and

9)	All other projects/third party feasibility agreements

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Schedule 5.9

Transition Services

1. In respect of services that Seller or Parent (or an Affiliate of Seller) needs to provide to Company:

•	customs clearance for DepoCyt in France (to the extent permitted by law);

•	assistance with VAT returns in France (to the extent permitted by law);

•	transitional insurance cover;

•	packaging, labeling and release of DepoCyt for EU;

•

transition, administration and wind-down (as requested by and at no cost to Buyer) of employee benefit plans maintained for Company employees by Parent or an Affiliate (Buyer to be responsible for any unpaid withholding taxes); and

•	others to be discussed.

2. In respect of services that the Company needs to provide to Seller and/or its Affiliates:

•	accounting and HR for Skye US Inc.;

•	assistance with preparation and interface with PWC for 2006 Tax Return;

•	access to records and data not physically transferred or removed;

•	consultancy services regarding representation at FDA;

•

transition, administration and wind-down (as requested by and at no cost to Seller) of employee benefit plans that heretofore have been administered by the Company for employees of other U.S. subsidiaries of Parent (Parent, Seller or such other U.S. subsidiary to be responsible for any unpaid withholding taxes); and

•	others to be discussed.

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Schedule 5.11

(a)(i) Assigned Patents

All patents and patent applications related to the “Biosphere” drug delivery system and technology of Parent and its Affiliates.

To the extent not already owned by the Company, all patents and patent applications set forth in Section 3.13(b) of the Seller Disclosure Schedule.

(a)(ii) Assigned Trademarks

Mark	Case Ref.	Status	Country	Application No.	Filing Date	Registration No.	Grant Date	Owner	International Classes
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All other trademarks and tradenames containing the word “Biosphere” or any variations and derivatives thereof, and other trademark registrations and applications used or held for use in the business of SkyePharma, Inc. but not held by SkyePharma, Inc.

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Schedule 5.11

(cont’d)

(b) Excluded Assets

All right, title and interest in and to the outstanding promissory note and capital stock of GeneMedix, PLC pursuant to that certain August 2006 Deed of Waiver and Modification from the Company to GeneMedix, PLC

The other eliminations in items “c,” “d,” “e,” “f,” “g,” and “h” of Schedule 6.12

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Schedule 6.1

Term Loan Agreement, dated December 22, 2003, by and between Parent and General Electric Capital Corporation.

Industrial Real Estate Lease, dated December 8, 1994, by and between Company, as successor to Depotech Corporation, and Lankford & Associates, Inc. for property located at 10450 Science Center Drive, San Diego, California.

Industrial Real Estate Triple Net Lease, dated August 17, 1993 by and between Company, as successor to Depotech Corporation, and Slough TPSP, LLC, as successor to Equitable Life Assurance Society of the United States, for property located at 11011 N. Torrey Pines Road, La Jolla, California.

Supply Agreement, dated May 27, 2004, by and between Company and Sandoz GmbH/SkyePharma Inc.

Collaboration Agreement dated March 31, 1994 by and between Company, as successor to Depotech Corporation, and Chiron Corporation.

Master Technology Service Agreement dated January 30, 2006 between the Company and Medidata Solutions, Inc.

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Schedule 6.10(b)

Endo Pharmaceuticals, Inc. (“Endo”) shall have returned all rights with respect to DepoDur, DepoBupivacaine and DepoFoam technology to the Company, at no current or future cost to the Company (except as otherwise expressly set forth in the Agreement to terminate the Development and Strategic Alliance Agreement dated January __, 2007 by and among Endo Pharmaceuticals, Inc., SkyePharma, Inc. and Jagotec AG (the “Termination Agreement”) with respect to payments in consideration of services rendered by Endo after March 31, 2007 at the option and request of SkyePharma, Inc. after the Closing Date, and otherwise on terms consistent with the terms set forth below, and the Company shall be the sole holder of all such rights; and the Endo Agreement, shall have been terminated and such termination shall be in full force and effect; and the Company shall have no liability or obligation to Endo Pharmaceuticals, Inc., except as expressly set forth above with respect to the Termination Agreement.

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Schedule 6.12

The following adjustments to the assets and liabilities of the Company will be effected by Parent, Seller and the Company prior to the Closing; the eliminated assets and liabilities will not be included in the assets and liabilities of the Company at the Closing; and the added assets will be included in the assets of the Company at the Closing. On a pro forma basis, had the adjustments described below taken place as at November 24, 2006, the assets and liabilities of the Company would have been substantially as set forth in Column Q of the spreadsheet attached in Schedule 1.5(a)(i).

a. Transfer Biosphere IP to the Company from Jagotec in accordance with Section 5.11.

b. Adjust for Paul Capital lock box receipts to allocate relevant cash received against specific receivables of the Company.

c. Eliminate accounts receivable for sales and royalties receivable in respect of sales prior to January 1, 2007, of DepoCyt and DepoDur.

d. Eliminate liabilities to Paul Capital for products (other than DepoDur and DepoCyt) pursuant to the amended agreement with Paul Capital.

e. Eliminate all intra-group accounts with Parent and its Subsidiaries. Seller shall assume the Company Debt, and Parent and/or any of its Affiliates shall effect a novation of the Company liability under the Company Debt to Seller.

f. Eliminate share based payment liabilities in respect of SkyePharma PLC and equity reserves by adjustment within equity.

g. Eliminate FX equity reserves by adjustment within equity.

h. Eliminate cash balance (except cash in account related to the employee 125S plan).

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Schedule 8.1(f)

Claims by [**] or [**] for services provided or alleged to be provided to the Company.

The class action lawsuits and claims filed by the Action Alliance of Senior Citizens of Greater Philadelphia against Elan Corporation PLC and the Company under the Sherman Antitrust Act and various state statutes alleging, among other things, a contract in restraint of trade as well as an attempt to monopolize the market for Naprelan in violation of those laws[, as identified in Section 3.8 of the Seller Disclosure Schedule].

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Section 9.3(a)

Column A	Column B

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Schedule 12.1

DESIGNATED AMOUNTS

ACCOUNTS PAYABLE 20000				[**]	[**]	[**]	[**]	[**]

Supplier			Invoice	Date				Amount

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ACCRUED AMOUNTS PAYABLE 20100					[**]	[**]	[**]	[**]

CO	Dept	Acct	Journal ID	Batch	Reference	Txn Note	Comment	Amount

00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
00	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

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CURRENT ACCRUED LIABILITIES 22900
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TOTAL								[**]

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Schedule 12.2(c)

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